EXHIBIT 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF MAY 21, 2004

AMONG

CLAYTON WILLIAMS ENERGY, INC.,

AND CWEI-SWR, INC.

AS BORROWERS

WARRIOR GAS CO., CWEI ACQUISITIONS, INC.,
ROMERE PASS ACQUISITION L.L.C. AND
CWEI ROMERE PASS ACQUISITION CORP.

AS GUARANTORS

THE LENDERS,

BANK ONE, NA,

AS THE ADMINISTRATIVE AGENT

UNION BANK OF CALIFORNIA, N.A.,

AS THE SYNDICATION AGENT

BANK OF SCOTLAND,

AS THE CO-AGENT

AND

BANC ONE CAPITAL MARKETS, INC.,
AS LEAD ARRANGER AND SOLE BOOK RUNNER

Table of Contents

ARTICLE I	DEFINITIONS

ARTICLE II	THE CREDITS
2.1.	Commitment
2.2.	Required Payments; Termination
2.3.	Ratable Loans
2.4.	Types of Advances
2.5.	Commitment Fee; Reductions in Aggregate Commitment
2.6.	Minimum Amount of Each Advance
2.7.	Prepayments
2.8.	Method of Selecting Interest Periods for Advances
2.9.	Continuation of Outstanding Advances
2.10.	Changes in Interest Rate, etc
2.11.	Rates Applicable After Default
2.12.	Method of Payment
2.13.	Noteless Agreement; Evidence of Indebtedness
2.14.	Telephonic Notices
2.15.	Interest Payment Dates; Interest and Fee Basis
2.16.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions
2.17.	Lending Installations
2.18.	Non-Receipt of Funds by the Administrative Agent
2.19.	Facility LCs
2.20.	Borrower Representative
2.21.	Joint and Several Liability
2.22.	Replacement of Lender
2.23.	Limitation of Interest

ARTICLE III	YIELD PROTECTION; TAXES
3.1.	Yield Protection
3.2.	Changes in Capital Adequacy Regulations
3.3.	Availability of Types of Advances
3.4.	Funding Indemnification
3.5.	Taxes
3.6.	Lender Statements; Survival of Indemnity

ARTICLE IV	BORROWING BASE
4.1.	Borrowing Base
4.2.	Redeterminations of the Borrowing Base
4.3.	Voluntary Decreases in Borrowing Base
4.4.	Borrowing Base Deficiency
4.5.	Monthly Reduction

ARTICLE V	CONDITIONS PRECEDENT
5.1.	Initial Credit Extension

i

5.2.	Each Credit Extension
5.3.	Certificate of Effectiveness

ARTICLE VI	REPRESENTATIONS AND WARRANTIES
6.1.	Existence and Standing
6.2.	Authorization and Validity
6.3.	No Conflict; Government Consent
6.4.	Financial Statements
6.5.	Material Adverse Change
6.6.	Taxes
6.7.	Litigation and Contingent Obligations
6.8.	Subsidiaries
6.9.	ERISA
6.10.	Accuracy of Information
6.11.	Material Agreements
6.12.	Compliance With Laws
6.13.	Ownership of Properties
6.14.	Oil and Gas Interests
6.15.	Plan Assets; Prohibited Transactions
6.16.	Environmental Matters
6.17.	Investment Company Act
6.18.	Public Utility Holding Company Act
6.19.	Post-Retirement Benefits
6.20.	Insurance
6.21.	Solvency

ARTICLE VII	COLLATERAL AND GUARANTIES
7.1.	Collateral Security and Guaranties
7.2.	Guarantees

ARTICLE VIII	COVENANTS
8.1.	Financial and Other Reporting
8.2.	Use of Proceeds
8.3.	Notice of Default
8.4.	Conduct of Business; Fiscal Year
8.5.	Taxes
8.6.	Insurance
8.7.	Compliance with Laws
8.8.	Maintenance of Properties
8.9.	Inspection
8.10.	Dividends
8.11.	Indebtedness
8.12.	Disqualified Stock
8.13.	Merger
8.14.	Sale of Assets
8.15.	Investments and Acquisitions
8.16.	Liens
8.17.	Affiliates
8.18.	Amendments to Organizational and Other Documents

8.19.	Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities
8.20.	Negative Pledge
8.21.	Financial Contracts
8.22.	Financial Covenants
8.23.	Operation of Oil and Gas Interests
8.24.	Title Data
8.25.	Rate Management Transactions
8.26.	Limitation on Exploratory Drilling Expenses
8.27.	Restriction of Senior Term Indebtedness Payments

ARTICLE IX	DEFAULTS
9.1.	Representations and Warranties
9.2.	Payments
9.3.	Certain Covenants
9.4.	Other Material Indebtedness
9.5.	Insolvency Proceedings
9.6.	Appointment of Receiver
9.7.	Condemnation and Seizure
9.8.	Judgments
9.9.	Rate Management Obligations
9.10.	Change of Control
9.11.	Other Loan Documents
9.12.	Guaranty
9.13.	Unfunded Liabilities
9.14.	Multiemployer Plan Withdrawal Liability
9.15.	Reorganization or Termination of Multiemployer Plan
9.16.	Environmental Laws
9.17.	Collateral Documents

ARTICLE X	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
10.1.	Acceleration; Facility LC Collateral Account
10.2.	Amendments
10.3.	Preservation of Rights

ARTICLE XI	GENERAL PROVISIONS
11.1.	Survival of Representations
11.2.	Governmental Regulation
11.3.	Headings
11.4.	Entire Agreement
11.5.	Several Obligations; Benefits of this Agreement
11.6.	Expenses; Indemnification
11.7.	Numbers of Documents
11.8.	Accounting
11.9.	Severability of Provisions
11.10.	Nonliability of Lenders
11.11.	Confidentiality
11.12.	Nonreliance
11.13.	Disclosure
11.14.	USA PATRIOT ACT NOTIFICATION

ARTICLE XII	THE ADMINISTRATIVE AGENT
12.1.	Appointment; Nature of Relationship
12.2.	Powers
12.3.	General Immunity
12.4.	No Responsibility for Loans, Recitals, etc
12.5.	Action on Instructions of Lenders
12.6.	Employment of Agents and Counsel
12.7.	Reliance on Documents; Counsel
12.8.	ADMINISTRATIVE AGENT’S REIMBURSEMENT AND INDEMNIFICATION
12.9.	Notice of Default
12.10.	Rights as a Lender
12.11.	Lender Credit Decision
12.12.	Successor Administrative Agent
12.13.	Administrative Agent and Arranger Fees
12.14.	Delegation to Affiliates
12.15.	Execution of Collateral Documents
12.16.	Collateral Releases

ARTICLE XIII	SETOFF; RATABLE PAYMENTS
13.1.	Setoff
13.2.	Ratable Payments

ARTICLE XIV	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
14.1.	Successors and Assigns
14.2.	Participations
14.3.	Assignments
14.4.	Dissemination of Information

ARTICLE XV	NOTICES
15.1.	Notices
15.2.	Change of Address

ARTICLE XVI	COUNTERPARTS
16.1.	Counterparts

ARTICLE XVII	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
17.1.	CHOICE OF LAW
17.2.	CONSENT TO JURISDICTION
17.3.	WAIVER OF JURY TRIAL

ARTICLE XVIII	AMENDMENT AND RESTATEMENT

ANNEXES

Annex A	-	Commitment Percentages

EXHIBITS

SCHEDULES

v

AMENDED AND RESTATED CREDIT AGREEMENT

This Agreement, dated as of May 21, 2004, is among Clayton Williams Energy, Inc., a Delaware corporation, CWEI-SWR, Inc., a Delaware corporation, Warrior Gas Co., a Texas corporation, CWEI Acquisitions, Inc., a Delaware corporation, Romere Pass Acquisition L.L.C., a Delaware limited liability company, CWEI Romere Pass Acquisition Corp., a Delaware corporation, the Lenders, Bank One, NA, having its principal office in Chicago, Illinois, as LC Issuer and as Administrative Agent, Union Bank of California, N.A., as Syndication Agent and Bank of Scotland, as Co-Agent.  The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Borrower or any Subsidiaries of any Borrower (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise other than acquisitions of Oil and Gas Interests permitted under Section 8.15(iii), or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted Engineered Value” means, as at any date of determination, the Engineered Value of the Borrowing Base Properties, excluding the Attributed Interests.

“Administrative Agent” means Bank One in its capacity as contractual representative of the Lenders pursuant to Article XII, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XII.

“Advance” means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Interests owned by any Credit Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affected Lender” is defined in Section 2.22.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means each of the Administrative Agent and Collateral Agent.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States of America from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.4.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus one half of one percent (.50%) per annum.

“Annex” refers to an annex attached to this Agreement, unless another document is specifically referenced.

“Applicable Margin” means, (i) with respect to any Advance of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type set forth in the Pricing Schedule, and (ii) with respect to the determination of the Commitment Fee at any time, the percentage rate per annum which is applicable at such time with respect to the Commitment Fee set forth in the Pricing Schedule.

“Approved Counterparty” means, at any time and from time to time, (i) any Person engaged in the business of writing Rate Management Transactions for commodity, interest rate or currency risk that is acceptable to the Administrative Agent and has, at the time any Borrower or any Guarantor enters into a Rate Management Transaction with such Person, a credit rating of BBB or better from S&P and (ii) any Lender Counterparty.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.

“Approved Petroleum Engineer” means any reputable firm of independent petroleum engineers selected by CWEI and approved by the Administrative Agent, which approval shall not be unreasonably withheld.

“Arranger” means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as lead arranger and sole book runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Attributed Interests” means the Oil and Gas Interests of the Related Partnerships attributed to the Credit Parties in the Reserve Report.

“Authorized Officer” means, as to any Person, any of its Chief Executive Officer, its President, its Directors, its Managers (in the case of a limited liability company), its Chief Financial Officer, its Chief Accounting Officer, its Vice Presidents, its Treasurer or its corporate Secretary, acting singly.

“Available Aggregate Commitment” means, at any time, the Borrowing Base then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Average Available Aggregate Commitment” is defined in Section 8.26.

“Bank One” means Bank One, NA, a national banking association, having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

“Blue Heel” means Blue Heel Company, a Delaware corporation, and its successors and assigns.

“Borrower Representative” means, initially, CWEI and from time to time after the Closing Date, any other Borrower the Borrowers may designate as its replacement upon written notice to the Administrative Agent in accordance with Article XV.

“Borrowers” means CWEI, Merger Sub and each of their respective successors and assigns, including from and after the effective time of the SWR Merger, SWR, and each individually, a “Borrower”.

“Borrowing Base” has the meaning set forth in Section 4.1.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Aggregate Outstanding Credit Exposure on such date exceeds the Borrowing Base in effect on such date; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, LC Obligations will not be deemed to be outstanding to the extent such Obligations are secured by cash in the manner contemplated by Section 2.19.11.

“Borrowing Base Properties” means all Oil and Gas Interests of the Credit Parties and all of the Attributed Interests evaluated by Lenders for purposes of establishing the Borrowing Base.

“Borrowing Base Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) the Aggregate Outstanding Credit Exposure as of such date, divided by (ii) the Borrowing Base as of such date.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois and New York City, New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Markets Event” means the consummation by CWEI of a private offering of its Capital Stock on terms and conditions acceptable to the Arranger.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided, that in each case with respect to the foregoing clauses (i), (ii) and (iv) that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Certificate of Effectiveness” means a Certificate of Effectiveness in the form of Exhibit F attached hereto to be executed by each Borrower and the Administrative Agent upon the satisfaction of each of the conditions precedent contained in Article V hereof.

“Change” is defined in Section 3.2.

“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange

Commission under the Securities Exchange Act of 1934) of thirty-five percent (35%) or more of the outstanding voting securities of CWEI; or (ii) the Williams Group shall cease to own, free and clear of all Liens or other encumbrances, at least twenty percent (20%) of the outstanding voting securities of CWEI on a fully diluted basis.

“Closing Date” means the date upon which all of the conditions precedent set forth in Article V have been satisfied, and each Borrower and the Administrative Agent have executed and delivered the Certificate of Effectiveness; provided, that, in no event shall such date be later than May 21, 2004.

“Closing Documents” means the Collateral Agency Agreement, the SWR Acquisition Documents, the Senior Term Credit Documents, and all other material documents, instruments and agreements executed or delivered by any Credit Party in connection with, or otherwise pertaining to, the Closing Transactions.

“Closing Transactions” means the transactions to occur on the Closing Date, including, without limitation: (a) the completion of the SWR Acquisition pursuant to the terms of the SWR Acquisition Documents, (b) the execution and delivery of the Senior Term Credit Documents, and the closing and consummation of the transactions contemplated thereby pursuant to the terms thereof, and the receipt by Borrowers of not more than $75,000,000 from the Senior Term Lenders pursuant to the Senior Term Credit Documents and the application of such proceeds to finance the SWR Acquisition and the costs and expenses associated therewith, (c) the assignment to, and assumption by, Bank One of the SWR Rate Management Transactions pursuant to the SWR Hedge Assumption Agreement, (d) the completion of the Partnership Acquisition pursuant to the terms of the Partnership Acquisition Documents; provided, that the aggregate purchase price does not exceed $7,000,000 net of SWR’s partnership interests, (e) repayment in full of all obligations, Indebtedness and liabilities accrued and outstanding under the Existing Credit Agreements as of the Closing Date, including, without limitation, (i) the entire outstanding principal balance of the loans and advances made (and as defined) thereunder, (ii) all accrued but unpaid interest, and (iii) all accrued but unpaid commitment and other fees, (f) the cancellation (or replacement with Facility LCs) of all Existing Letters of Credit, (g) the termination and release of the Existing Mortgages and all other Liens securing the obligations, Indebtedness and liabilities of SWR or any of its Subsidiaries under the Existing Credit Agreements (including, without limitation, the delivery of UCC-3 releases with respect to all uniform commercial code filings made under or pursuant to the Existing Credit Agreements), and the delivery to SWR of all original certificates and stock powers pledged and delivered by SWR and its Subsidiaries pursuant to the terms of the Existing Credit Agreements as security for SWR’s obligations thereunder, (h) the release of all guarantees of the obligations, Indebtedness and liabilities of any Credit Party under the Existing Credit Agreements, (i) the termination of the Existing Credit Agreements, and the delivery to SWR of (or the written commitment of the holders thereof to promptly deliver after the Closing Date) each original promissory note issued under the Existing Credit Agreements marked “Terminated and Paid in Full”, (j) the repayment in full of all Indebtedness of Southwest Partners and Tex-Hal to Western National Bank and the release and termination of any and all Liens securing such Indebtedness, and (k) the payment of all fees and expenses of the Administrative Agent in connection with the credit facilities provided herein.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Agency Agreement” means that certain Collateral Agency and Intercreditor Agreement dated as of the date hereof by and among the Collateral Agent, the Senior Term Agent and

Senior Term Lenders party to the Senior Term Credit Agreement, Administrative Agent, the Lenders, each Borrower and each Guarantor as amended, modified, supplemented or restated from time to time.

“Collateral Agent” means Bank One, NA, in its capacity as collateral agent under the Collateral Agency Agreement, and any successor Collateral Agent appointed pursuant to the terms of the Collateral Agency Agreement.

“Collateral Documents” means, collectively, this Agreement, all Mortgages, Security Agreements, Assignments of Production and Financing Statements, the Pledge Agreements and other collateral documents covering the Oil and Gas Interests and related personal property, equipment, oil and gas inventory and proceeds of the foregoing, all Guaranties, all pledge agreements and all collateral assignments of notes and Liens, all such documents to be in form and substance reasonably satisfactory to the Administrative Agent.

“Collateral Shortfall Amount” is defined in Section 10.1.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite such Lender’s name on Annex A attached hereto or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 14.3 as such amount may be modified from time to time pursuant to the terms hereof.

“Consolidated” or “consolidated”, when used with reference to any accounting term, means the amount described by such accounting term, determined on a consolidated basis in accordance with Agreement Accounting Principles, after elimination of intercompany items.

“Consolidated Current Assets” means, as of any date of determination, the total of the consolidated current assets of CWEI determined in accordance with Agreement Accounting Principles as of such date, plus, the Available Aggregate Commitment as of such date, less any consolidated current assets attributable to Vendor Financing transactions, less any amount required to be included in consolidated current assets as a result of the application of FASB Statement 133 as of such date.

“Consolidated Current Liabilities” means, as of any date of determination, the total of consolidated current obligations of CWEI as determined in accordance with Agreement Accounting Principles as of such date, less any consolidated current liabilities attributable to Vendor Financings, less current maturities of the Loans, less any amount required to be included in Consolidated Current Liabilities as a result of the application of FASB Statement 133 as of such date.

“Consolidated Current Ratio” means, as of any date of determination, the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of such date.

“Consolidated EBITDAX” means, for any Person for any period, without duplication: (a) Consolidated Net Income of such Person for such period; plus, to the extent deducted in the calculation of Consolidated Net Income, (b) the sum of (i) income or franchise Taxes paid or accrued; (ii) Consolidated Net Interest Expense; (iii) amortization, depletion and depreciation expense; (iv) any non-cash losses or charges on any Rate Management Transaction resulting from the requirements of SFAS 133 for that period; (v) oil and gas exploration expenses for such period; (vi) losses from sales or other dispositions of assets (other than Hydrocarbons produced in the normal course of business) and other extraordinary or non-recurring losses, and (vii) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); less, to the extent included in the calculation of Consolidated Net Income, (c) the sum of (i) the income of such Person (other than Subsidiaries of such

Person and, with respect to CWEI, the Related Partnerships) unless such income is received by such Person in a cash distribution; (ii) any non-cash gains on any Rate Management Transaction resulting from the requirements of SFAS 133 for that period; (iii) extraordinary or non-recurring gains; and (iv) gains from sales or other dispositions of assets (other than Hydrocarbons produced in the normal course of business).

“Consolidated Funded Indebtedness” means, as of any date, without duplication and with respect to any Person, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments, (iii) all other indebtedness (including obligations under Capitalized Leases, other than usual and customary oil, gas and mineral leases) on which interest charges are customarily paid or accrued, (iv) all guarantees of indebtedness, including reimbursement obligations with respect to letters of credit, (v) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (vi) any amount owed by such Person representing the deferred purchase price of property or services other than accounts payable incurred in the ordinary course of business and in accordance with customary trade terms and which are not more than 120 days past the invoice date, and (vii) all liability as a general partner of a partnership for obligations of that partnership of the nature described in (i) through (vi) preceding.

“Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period.

“Consolidated Net Interest Expense” means, for any Person for any period, the remainder of the following for such Person and its Consolidated Subsidiaries for such period: (a) interest expense, minus (b) interest income.

“Consolidated Subsidiary” or “Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with CWEI or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Credit Parties” means, collectively, each Borrower and each Guarantor, and “Credit Party” means any one of the foregoing.

“Crude Oil” means all crude oil and condensate.

“Current Financials” means (a) the annual audited consolidated balance sheet of CWEI and the related consolidated statements of operations and cash flows for the Fiscal Year ended December 31, 2003, (b) the quarterly unaudited consolidated balance sheet of CWEI for the Fiscal Quarter ended March 31, 2004, and the related unaudited consolidated statements of operations and cash flows for the portion of CWEI’s Fiscal Year ended March 31, 2004, and (c) the annual audited consolidated balance sheet of SWR and the related consolidated statements of operations and cash flows for the Fiscal Year ended December 31, 2003.

“CWEI” means Clayton Williams Energy, Inc., a Delaware corporation, and its successors and assigns.

“CWEI Acquisitions” means CWEI Acquisitions, Inc., a Delaware corporation, and its successors and assigns.

“Default” means an event described in Article IX.

“Determination Date” is defined in Section 4.2.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the Facility Termination Date.

“Dollar”, “Dollars” and the sign “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is incorporated or formed under the laws of the United States of America or the District of Columbia.

“Engineered Value” means, the value attributed to the Borrowing Base Properties for purposes of the most recent redetermination of the Borrowing Base pursuant to Article IV (or for purposes of determining the Initial Borrowing Base in the event no such redetermination has occurred), based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Oil and Gas Interests as set forth in the Reserve Report.

“Environmental Laws” means any and all federal, state, provincial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period a per annum rate of interest (based on a year of 360 days) equal to, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit attached to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreements” means, collectively, that certain (i) Amended and Restated Credit Agreement dated as of September 15, 2003, by and among Union Bank of California, N.A., as administrative agent, lead arranger and bookrunner, Guaranty Bank, as documentation agent, the lenders a party thereto, and SWR, as borrower thereunder, (ii) Senior Second Lien Secured Credit Agreement dated as of September 15, 2003, by and among SWR, as the borrower thereunder, Macquarie in its individual capacity and as administrative agent, and the subordinated noteholders from time to time a party thereto, as each may have been amended or modified prior to the date hereof.

“Existing Letters of Credit” means the letters of credit issued prior to the SWR Merger for the account of SWR or any of its Subsidiaries and outstanding on the date hereof and described on Schedule 1.1(a).

“Existing Mortgages” means the mortgages, deeds of trust, security agreements, assignments, pledges and other documents, instruments and agreements, which establish Liens on certain of SWR’s Oil and Gas Interests to secure SWR’s obligations under the Existing Credit Agreements.

“Facility LC” is defined in Section 2.19.1.

“Facility LC Application” is defined in Section 2.19.3.

“Facility LC Collateral Account” is defined in Section 2.19.11.

“Facility Termination Date” means May 21, 2007.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

“Fiscal Quarter” means the three (3) month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means a twelve (12) month period ending December 31.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Credit Party, or any other party having an interest in any Hydrocarbons to be produced from Oil and Gas Interests in which any Credit Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“Guarantor” means Warrior, CWEI Acquisitions, Romere and Romere Corp. and after the effective time of the SWR Merger, each Material Domestic Subsidiary of CWEI (other than any Borrower), and, if required pursuant to Section 8.28 each Domestic Subsidiary of CWEI (other than a Borrower) that hereafter executes and delivers to the Administrative Agent and the Lenders, a Guaranty.

“Guaranty” means a Guaranty, substantially in the form of Exhibit I to be executed by each Material Domestic Subsidiary of CWEI (other than any Borrower) in favor of the Administrative Agent and the Lenders, pursuant to which such Subsidiary guaranties payment and performance in full of the Obligations, as it may be amended or modified and in effect from time to time.

“Highest Lawful Rate” shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas law permits the higher interest rate, stated as a rate per annum.  On each day, if any, that Chapter 303 of the Texas Finance Code, as amended (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069-1D.003) establishes the Highest Lawful Rate, such rate shall be the “indicated (weekly) rate ceiling” (as defined in Chapter 303 of the Texas Finance Code, as amended) for that day.

“Hydrocarbons” means all Crude Oil and Natural Gas produced from or attributable to the Oil and Gas Interests of CWEI and its Subsidiaries.

“Incentive Partnership” means any trust or limited partnership to which a Credit Party, as general partner, contributes a portion of its after-payout working interest in wells drilled within certain areas, and key employees and consultants who promote the drilling and acquisition programs, as limited partners contribute cash.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and which are not outstanding more than one hundred twenty (120) days past the invoice date), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) with respect to CWEI or any of its Subsidiaries, Vendor Financings, (vii) Contingent Obligations, (viii) Capitalized Lease Obligations, (ix) Letters of Credit, (x) Rate Management Obligations and (xi) any other obligation for borrowed money or other similar financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Initial Borrowing Base” means a Borrowing Base in the amount of $180,000,000, which shall be in effect during the period commencing at the time the SWR Merger becomes effective and continuing until the first Redetermination after the Closing Date.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or, if available, six months commencing on a Business Day selected by the Borrower Representative pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities or interests owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Joinder Agreement” means a joinder agreement in the form attached hereto as Exhibit J.

“LC Fee” is defined in Section 2.19.4.

“LC Issuer” means Bank One (or any subsidiary or affiliate of Bank One designated by Bank One) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.19.5.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Rate Management Transaction.

“Lenders” means the lending institutions listed on Annex A and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, Subsidiary or Affiliate of such Lender or the Administrative Agent listed on Annex A attached hereto or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Lien” means any lien (statutory or other), mortgage, charge, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means, collectively, this Agreement, the Facility LC Applications, the Collateral Agency Agreement, any Notes issued pursuant to Section 2.13, the Collateral Documents, any Guaranty and the SWR Hedge Assumption Agreement.

“Macquarie” means Macquarie Americas Corp., a Delaware corporation, and its successors and assigns.

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, financial condition, results of operations or prospects of the Credit Parties taken as a whole, (b) the right or ability of any Credit Party to fully, completely and timely perform its material obligations under the Loan Documents, or (c) the validity or enforceability of any Loan Document against any Credit Party which is a party thereto or the rights and remedies of the Administrative Agent, the LC Issuer, the Collateral Agent or the Lenders thereunder.

“Material Domestic Subsidiary” means any Domestic Subsidiary of CWEI other than a Borrower that owns or holds Property (including Oil and Gas Interests) with an aggregate fair market value greater than five percent (5%) of the aggregate fair market value of all of the Property (including Oil and Gas Interests) of CWEI and its Subsidiaries taken as a whole.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Credit Party is a party or by which any Oil and Gas Interests owned by any Credit Party is bound, a net overproduced gas imbalance to any Credit Party in excess of $750,000.

“Material Indebtedness” means Indebtedness, other than indebtedness with respect to Rate Management Obligations, in an outstanding principal amount of $1,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Merger Sub” means CWEI-SWR, Inc., a Delaware corporation, and its successors and assigns.

“Modify” and “Modification” are defined in Section 2.19.1.

“Monthly Reductions” is defined in Section 4.5.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 7.1.  All Mortgages shall be in form and substance satisfactory to the Administrative Agent in its sole discretion.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which any Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Natural Gas” means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

“Non-Consenting Lender” is defined in Section 2.22.

“Non-U.S. Lenders” is defined in Section 3.5(iv).

“Note” is defined in Section 2.13.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the LC Issuer, the Lenders or any of them and the Lender Counterparties, under any Loan Document or Rate Management Transaction, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), all Reimbursement Obligations, payments for early termination of Rate Management Transactions, fees, expenses, indemnification or otherwise.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, (iv) any Material Gas Imbalance, (v) any Advance Payment Contract, or (vi) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from the foregoing clauses (iii) through (vi) Operating Leases and usual and customary oil, gas and mineral leases.

“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests, contractual interests, non-operating interests and rights in any pooled, unitized or communitized acreage by virtue of such interest being a part thereof; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts and agreements in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, hedging, exchange and processing contracts and agreements and, in each case, interests thereunder), and surface interests, fee interests, reversionary interests, reservations and concessions related to any of the foregoing; (c) easements, rights-of-way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; (d) interests in oil, gas, water, disposal and injection wells, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible or intangible, movable or immovable, real or personal property and fixtures located on, associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (e) all seismic, geological, geophysical and engineering records, data, information, maps, licenses and interpretations.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease or a lease of an Oil and Gas Interest by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

“Original Credit Agreement” means that certain Ninth Restated Loan Agreement, dated as of July 18, 2002,  among CWEI and Warrior, as borrowers,  CWEI Acquisitions and Romere, as guarantors, the lenders from time to time a party thereto and Bank One as administrative agent, as amended from time to time prior to the Closing Date.

“Other Taxes” is defined in Section 3.5(i).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

“Participants” is defined in Section 14.2.1.

“Partnership Acquisition” means the acquisition by CWEI of certain Oil and Gas Interests and the stock of Tex-Hal from Southwest Partners pursuant to the terms of the Partnership Acquisition Documents.

“Partnership Acquisition Documents” means the Partnership Purchase Agreement and all other certificates and other documents and instruments now or hereafter executed and delivered by, between or among CWEI, SWR and Southwest Partners pursuant to the Partnership Purchase Agreement or in connection with the Partnership Acquisition.

“Partnership Purchase Agreement” means that certain Asset Purchase Agreement dated as of May 21, 2004, by and among CWEI, SWR and Southwest Partners, as amended or modified.

“Payment Date” means the last day of each Fiscal Quarter in the case of Floating Rate Loans and, in the case of Eurodollar Loans, the last day of the applicable Interest Period, and if such Interest Period is longer than three (3) months, on the last day of each three (3) month interval during such Interest Period.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Liens”  means (i) royalties, overriding royalties, reversionary interests, production payments and similar burdens granted by any Credit Party or Related Partnership with respect to the Oil and Gas Interests owned by such Credit Party or Related Partnership, as the case may be, if the net cumulative effect of such burdens does not operate to deprive any Credit Party or any Related Partnership of any material right in respect of its assets or properties (except for rights customarily granted with respect to such interests); (ii) statutory Liens, including Liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being contested in good faith by appropriate proceedings and for which a Credit Party, or a Related Partnership, as the case may be, has set aside on its books adequate reserves in accordance with Agreement Accounting Principles); (iii) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any Credit Party’s or Related Partnership’s assets or properties; (iv) materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, sub-contractor’s, operator’s and other Liens incidental to the construction, maintenance, development or operation of any Credit Party’s or any Related Partnership’s assets or properties to the extent not delinquent (or which, if delinquent, are being contested in good faith by appropriate proceedings and for which such Credit Party or such Related Partnership has set aside on its books adequate reserves in accordance with Agreement Accounting Principles); (v) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting any Credit Party’s or any Related Partnership’s assets and properties which were in existence at the time such Credit Party’s or such Related Partnership’s assets and properties were originally acquired by a Credit Party or a Related Partnership and all routine operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements are not such as to, individually or in the aggregate, interfere materially with the operation, value or use of any Credit Party’s or any Related Partnership’s assets and properties, considered in the aggregate; (vi) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations; (vii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith; (viii) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate any Credit Party’s or any Related Partnership’s assets and properties in any manner, and all applicable laws, rules and orders from any governmental authority; (ix) other Liens imposed by law, such as carriers’, warehousemen’s and landlord’s liens and other similar liens arising in the ordinary course of business of a Credit Party or a Related Partnership which secures payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the books of such Credit Party or Related Partnership; (x) Liens created by or pursuant to this Agreement or the Collateral Documents; (xi) Liens existing at the date of this Agreement which have been disclosed to the Lenders on Schedule 1.1(d) hereto; (xii) Liens to secure Vendor Financings; (xiii) Liens to secure the Indebtedness permitted pursuant to Section 8.11(vii) and (xiv) Liens granted to the Collateral Agent to secure the Senior Term Indebtedness as provided in, and subject to, the terms of the Collateral Agency Agreement

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which any Borrower or any member of the Controlled Group may have any liability.

“Pledge Agreement” means those certain Pledge Agreements substantially in the form of Exhibit G attached hereto (with applicable conforming changes) to be executed by CWEI and certain of its Subsidiaries pursuant to which such Person shall pledge to Collateral Agent, for the ratable benefit of the Lenders and the Senior Term Lenders, all of the issued and outstanding Capital Stock owned by such Person of each Subsidiary of such Person that is a Guarantor, all partnership interests in the Related Partnerships (to the extent permitted under the partnership agreement of such Related Partnerships) and all intercompany Indebtedness held by such Person, in each case to the extent required by Section 7.1(a) to secure the Obligations, as they may be amended or modified and in effect from time to time.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person including any Oil and Gas Interests.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

“Proved Nonproducing Oil and Gas Interests” means all Oil and Gas Interests (including Attributed Interests) which constitute proved developed nonproducing reserves.

“Proved Oil and Gas Interests” means, collectively, Proved Producing Oil and Gas Interests, Proved Nonproducing Oil and Gas Interests, and Proved Undeveloped Oil and Gas Interests.

“Proved Producing Oil and Gas Interests” means all Oil and Gas Interests (including Attributed Interests) which constitute proved developed producing reserves.

“Proved Undeveloped Oil and Gas Interests” means all Oil and Gas Interests (including Attributed Interests) which constitute proved undeveloped reserves

“Purchase Money Indebtedness” means (i) any Indebtedness incurred at the time of or within 30 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (ii) any renewals, extensions or refinancings thereof permitted by this Agreement.

“Purchasers” is defined in Section 14.3.1.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by CWEI or any Subsidiary (including SWR or Blue Heel and including the SWR Interest Rate Agreements but excluding the SWR Rate Management Transactions) which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Redetermination” means any Scheduled Redetermination or Special Redetermination.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Related Partnerships” means the limited partnerships described on Schedule 8.15(vi) of which SWR is the general partner or managing general partner.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 10.6.

“Required Lenders” means Lenders in the aggregate having at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Outstanding Credit Exposure.

“Reserve Report” means an unsuperseded engineering analysis of the Borrowing Base Properties, in form and substance reasonably acceptable to the Administrative Agent, prepared in accordance with customary and prudent practices in the petroleum engineering industry and Financial Accounting Standards Board Statement 69.  Each Reserve Report required to be delivered by April 1 of each year pursuant to Section 4.2 shall be as of January 1 of such year and shall be prepared by the Approved Petroleum Engineer.  Each other Reserve Report shall be prepared at CWEI’s option by either (i) the Approved Petroleum Engineer, or (ii) CWEI’s in-house staff and the Reserve Report required to be delivered by October 1 of each year shall be as of July 1 of such year.  Notwithstanding the foregoing, in connection with any Special Redetermination requested by the Borrower Representative or the Administrative Agent, the Reserve Report shall be in form and scope reasonably acceptable to the Administrative Agent.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on eurocurrency liabilities.

“Risk-Based Capital Guidelines” is defined in Section 3.2.

“Romere” means Romere Pass Acquisition L.L.C., a Delaware limited liability company, and its successors and assigns.

“Romere Corp” means CWEI Romere Pass Acquisition Corp., a Delaware corporation, and its successors and assigns.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Scheduled Redetermination” means any redetermination of the Borrowing Base pursuant to Section 4.2 other than a Special Redetermination.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Senior Term Agent” means Bank One, NA, in its capacity as agent for the Senior Term Lenders under the Senior Term Credit Agreement or any permitted successor thereto in such capacity.

“Senior Term Credit Agreement” means that certain Senior Term Credit Agreement dated as of May 21, 2004 among the Borrowers, the Senior Term Agent, the Guarantors and the Senior Term Lenders pursuant to which the Senior Term Lenders therein agree to make a $75,000,000 term loan available to Borrowers on the Closing Date, as it may be amended or modified and in effect from time to time as permitted hereunder.

“Senior Term Credit Documents” means, collectively, the Senior Term Credit Agreement, the Senior Term Notes and any other agreements, documents, instruments or certificates executed and delivered from time to time in connection therewith.

“Senior Term Indebtedness” means the Indebtedness evidenced by the Senior Term Credit Documents.

“Senior Term Lenders” means the holders of the Senior Term Indebtedness.

“Senior Term Notes” means the notes, if any, issued pursuant to the Senior Term Credit Agreement, as amended, modified, supplemented or restated from time to time in compliance herewith.

“Single Employer Plan” means a Plan maintained by any Borrower or any member of the Controlled Group for employees of such Borrower or such member of the Controlled Group.

“Southwest Partners” means Southwest Partners, L.P., a Delaware limited partnership, and its successors and assigns.

“Special Redetermination” means a redetermination of the Borrowing Base made at the request of the Borrowers or the Required Lenders at any time other than on the dates set for a Scheduled Redetermination.

“Stated Rate” is defined in Section 2.23.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of CWEI.

“Substantial Portion” means, with respect to the Property of CWEI and its Subsidiaries, Property which represents more than 10% of the consolidated assets of CWEI and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales, in each case, as would be shown in the consolidated financial statements of CWEI and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“SWR” means Southwest Royalties, Inc., a Delaware corporation, and its successors and assigns.

“SWR Acquisition” means the acquisition of SWR pursuant to the SWR Merger Agreement.

“SWR Acquisition Documents” means the SWR Merger Agreement, the Certificate of Merger and all other certificates and other documents and instruments now or hereafter executed and delivered by, between or among CWEI, Merger Sub and SWR pursuant to the SWR Merger Agreement or in connection with the SWR Acquisition.

“SWR Hedge Assumption Agreement” means an Assignment and Assumption Agreement by and among the Administrative Agent and Macquarie in substantially the form of Exhibit H and pursuant to which the Administrative Agent assumes the SWR Rate Management Obligations, as it may be amended or modified and in effect from time to time.

“SWR Interest Rate Agreements” means those certain Rate Management Transactions consisting of rate swaps entered into by SWR prior to the SWR Merger and described on Schedule 1.1(c).

“SWR Interests” means, collectively, the “Ownership Interests” as such term is defined in the SWR Merger Agreement, including the Attributed Interests.

“SWR Merger” means the merger of Merger Sub with and into SWR pursuant to the SWR Merger Agreement.

“SWR Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 3, 2004, by and among CWEI, Merger Sub and SWR as amended or modified.

“SWR Rate Management Obligations” means all Rate Management Obligations of SWR with respect to the SWR Rate Management Transactions.

“SWR Rate Management Transactions” means those certain Rate Management Transactions consisting of commodity swaps entered into by SWR prior to the SWR Merger and described on Schedule 1.1(b).

“SWR Reserve Report” means the reserve report effective as of January 1, 2004, covering the SWR Interests and prepared by Ryder Scott Company, L.P., independent petroleum engineering firm, as set forth in the data books provided to CWEI on or about March 30, 2004.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Terminated Lender” is defined in Section 2.23.

“Tex-Hal” means Tex-Hal Partners, Inc., a Delaware corporation, and its successors and assigns.

“Transferee” is defined in Section 14.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unsecured Notes” means those certain 10 ½ % Senior Notes due 2004 issued by SWR pursuant to that certain Indenture dated as of October 15, 1997, as amended, modified or supplemented from time to time.

“Vendor Financings” means (i) non-recourse vendor financings incurred by CWEI or its Subsidiaries for services, equipment or material on other than customary trade payable terms not exceeding $10,000,000 in the aggregate at any one time outstanding (calculated based upon the invoice amount for such services, equipment or material), or (ii) recourse vendor financings of a like nature not exceeding $6,000,000 in the aggregate at any one time outstanding incurred by CWEI or its Subsidiaries for the first six (6) wells to be drilled pursuant to that certain CWEI South Louisiana Vendor Financing Agreement dated as of May 15, 2002 among CWEI, Parker USA Drilling Company, et al.

“Warrior” means Warrior Gas Co., a Texas corporation, and its successors and assigns.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Williams Group” means Clayton Williams, Jr., his spouse and descendants (whether natural or adopted) and any trust, family limited partnership, or other entity solely for the benefit of Clayton Williams, Jr., his spouse or such descendants.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

As used herein, the terms “proved reserves,” “proved developed reserves,” “proved developed producing reserves,” “proved developed nonproducing reserves,” and “proved undeveloped reserves” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

ARTICLE II

THE CREDITS

2.1.                              Commitment.  From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrowers and (ii) participate in Facility LCs issued upon the request of any Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed its Pro Rata Share of the Borrowing Base.  Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date.  The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.  Notwithstanding the foregoing, no Lender will be obligated to make any Credit Extension, and no Borrower shall be entitled to obtain any Credit Extension, if the making of such Credit Extension would cause the Aggregate Outstanding Credit Exposure to exceed the Borrowing Base then in effect.  No Lender shall be obligated to make any Credit Extension and no Borrower shall be entitled to any Credit Extension during the existence of a Borrowing Base Deficiency.  Nothing in this Section 2.1 shall be deemed to limit any Lender’s obligation to reimburse the LC Issuer with respect to any drawing under any Facility LCs pursuant to Section 2.19.

2.2.                              Required Payments; Termination.  The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date.

2.3.                              Ratable Loans.  Each Advance hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.4.          Types of Advances.  The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, as selected by the Borrower Representative in accordance with Sections 2.8 and 2.9.

2.5.          Commitment Fee; Reductions in Aggregate Commitment.  The Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a rate per annum equal to the Applicable Margin on the average daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable on the last day of each Fiscal Quarter hereafter and on the Facility Termination Date.  All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

2.6.          Minimum Amount of Each Advance.  Each Eurodollar Advance shall be in the minimum amount of $250,000 (and in multiples of $250,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $100,000 and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

2.7.          Prepayments.

2.7.1          Optional Prepayments.  The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $100,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two Business Days’ prior notice to the Administrative Agent.  The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $250,000 or any integral multiple of $250,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent.

2.7.2          Mandatory Prepayments.  Upon the occurrence of any Borrowing Base Deficiency, the Borrowers shall make the mandatory prepayments of the Loans to the extent required by Section 4.4.  Upon the occurrence of a Capital Markets Event, the Borrowers shall make a mandatory prepayment of the Loans in an amount sufficient to cause Available Aggregate Commitment to be equal to or greater than $15,000,000 after giving effect to such payment.  Upon the occurrence of any sale, transfer or other disposition of any Borrowing Base Properties, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to the net proceeds received from such sale, transfer or other disposition which amounts may be reborrowed subject to and in accordance with the terms of this Agreement.

2.8.          Method of Selecting Interest Periods for Advances.  The Borrower Representative shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  The Borrower Representative shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (Chicago, Illinois time) on the Borrowing Date of each Floating Rate Advance and three (3) Business Days before the Borrowing Date for each Eurodollar Advance (except that, in respect of the initial Advance, not later than 11:00 a.m. on the Closing Date), specifying:

(i)            the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)           the aggregate amount of such Advance,

(iii)          the Type of Advance selected, and

(iv)          in the case of each Eurodollar Advance, the Interest Period applicable thereto; provided, that the Borrowers shall not be permitted to have outstanding at any one time Eurodollar Advances with more than six (6) different Interest Periods and during the first sixty (60) days after the Closing Date each Interest Period for any Eurodollar Advance requested on or after the Closing Date shall be a one month Interest Period.

Not later than 3:00 p.m. (Chicago, Illinois time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago, Illinois to the Administrative Agent at its address specified pursuant to Article XV.  The Administrative Agent will make the funds so received from the Lenders available to the Borrowers at the Administrative Agent’s aforesaid address.

2.9.          Continuation of Outstanding Advances.  Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower Representative shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to the terms of Section 2.6, the Borrower Representative may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance.  The Borrower Representative shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)            the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)           the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)          the amount of such Advance which is to be converted into or continued as a Floating Rate Advance or a Eurodollar Advance, as the case may be, and, with respect to each Eurodollar Advance, the duration of the Interest Period applicable thereto.

2.10.        Changes in Interest Rate, etc.  Each Floating Rate Advance shall bear interest on the outstanding principal balance thereof, for each day from and including the date of such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower

Representative’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.

2.11.        Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 10.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.  During the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 10.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that, (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 9.5 or 9.6, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.

2.12.        Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower Representative, by noon (Chicago, Illinois time) on the date when due and shall (except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  The Administrative Agent is hereby authorized to charge the account of the Borrowers maintained with Bank One for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrowers to the LC Issuer pursuant to Section 2.19.6.

2.13.        Noteless Agreement; Evidence of Indebtedness.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(i)            The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(ii)           The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(iii)          Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit E (a “Note”).  In such event, the Administrative Agent shall prepare, and the Borrowers shall execute and deliver to such Lender a Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 14.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.14.        Telephonic Notices.  Each Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower Representative or the Borrowers, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower Representative agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.15.        Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest on all Eurodollar Advances shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest on all Floating Rate Advances and commitment fees shall be calculated for actual days elapsed on the basis of a 365 or 366 day year, as applicable.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago, Illinois time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16.        Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder.  Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17.        Lending Installations.  Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation.  Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrowers in accordance with Article XV, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.  Each Lender may, by written notice to the Administrative Agent and the Borrower Representative in accordance with Article XV, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.18.        Non-Receipt of Funds by the Administrative Agent.  Unless any Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of such Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or any Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by any Borrower, the interest rate applicable to the relevant Loan.

2.19.        Facility LCs.

2.19.1.  Issuance.  The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of any Borrower Representative; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $20,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Borrowing Base.  No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance (or in the case of any renewal or extension thereof, one year after such renewal or extension).

2.19.2.  Participations.  Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.19.3.  Notice.  Subject to Section 2.19.1, the Borrower Representative shall give the LC Issuer notice prior to 10:00 a.m. (Chicago, Illinois time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the Borrower requesting such Facility LC, the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC.  The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrowers shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”).  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.19.4.  LC Fees.  The Borrowers shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on each Payment Date for Floating Rate Loans.  In addition, with respect to each Facility LC, the Borrowers shall also pay to the LC Issuer for its own account (x) a one-time letter of credit fee in an amount equal to one-eighth of one percent 0.125% of the initial stated amount thereof (or, with respect to a Modification of any such Facility LC which increases the stated amount thereof, such increase in the stated amount), such fee to be payable on the date of such issuance or increase (each such fee described in the preceding sentence and this clause (x) an (“LC Fee”), and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.19.5.  Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrowers and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”).  The responsibility of the LC Issuer to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.  The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.19.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m.

(Chicago, Illinois time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.19.6.  Reimbursement by Borrower.  The Borrowers shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that none of the Borrowers nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by any Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  All such amounts paid by the LC Issuer and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date.  The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from any Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19.5.  Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article V), any Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.19.7.  Obligations Absolute.  Each Borrower’s obligations under this Section 2.19 shall be absolute, unconditional, joint and several under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC.  Each Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and each Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of their Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.  Each Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon each Borrower and shall not put the LC Issuer or any Lender under any liability to any Borrower.  Nothing in this Section 2.19.7 is intended to limit the right of any Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.

2.19.8.  Actions of LC Issuer.  The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer.  The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.19.9.  Indemnification.  Each Borrower hereby, jointly and severally, agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights any Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that no Borrower shall be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of any Borrower under any other provision of this Agreement.

2.19.10.  Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

2.19.11.  Facility LC Collateral Account.  Each Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders at any time that a Default or Unmatured Default has occurred and is continuing and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XV, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 10.1.  Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations.  The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days.  Nothing in this Section 2.19.11 shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 10.1.

2.19.12.  Rights as a Lender.  In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.20.        Borrower Representative.  Each Borrower hereby appoints the Borrower Representative as its representative, hereunder, for all purposes, including, for the purpose of, requesting Advances and receiving account statements and other notices and communications to the Borrowers (or any of them) from any Agent or any Lender.  Each Agent and the Lenders may rely, and shall be fully protected in relying, on any request for borrowing, disbursement instruction, report, information or any other notice or communication made or given by such Person, whether in its own name, on behalf of any other Borrower or on behalf of “the Borrowers,” and no Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, notice or communication, nor shall the joint and several character of the Borrowers’ liability for the Obligations be affected.  Each Agent and each Lender intend to maintain a single loan account in the name of “Clayton Williams Energy, Inc.” hereunder and each Borrower expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

2.21.        Joint and Several Liability.  The Obligations shall constitute one joint and several direct and general obligation of the Borrowers.  Notwithstanding anything to the contrary contained herein, each of the Borrowers shall be jointly and severally, with each other Borrower, directly and unconditionally liable to the Administrative Agent and the Lenders for all Obligations and shall have the obligations of co-maker with respect to the Loans, the Notes, and the other Obligations, it being agreed that the advances to each Borrower inure to the benefit of all Borrowers, and that the Administrative Agent and the Lenders are relying on such joint and several liability of the Borrowers as co-makers in extending the Loans hereunder.

2.22.        Replacement of Lender.  In the event that (i) any Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), or (ii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or any other Loan Document as contemplated by Section 10.2, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required has not been obtained; then, the Borrowers may elect to replace such Affected Lender or Non-Consenting Lender (a “Terminated Lender”) as a Lender party to this Agreement, provided that, with respect to the replacement of an Affected Lender, no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with the replacement of any Terminated Lender, (x) another bank or other entity which is reasonably satisfactory to the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Terminated Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Terminated Lender to be terminated as of such date and to comply with the requirements of Section 14.3 applicable to assignments, and (y) the Borrowers shall pay to such Terminated Lender in same day funds on the day of such replacement (A) all amounts that are due to such Terminated Lender pursuant to Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Terminated Lender been prepaid on such date rather than sold to the replacement Lender.  The Lenders agree that a Terminated Lender will not be entitled to receive liquidated damages pursuant to Section 2.7 as a result of its assignment under this Section 2.22.

2.23.        Limitation of Interest.  The Borrowers, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws.  Accordingly, the provisions of this Section 2.23 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.23, even if such provision declares that it controls.  As used in this Section 2.23, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations.  In no event shall any Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or the applicable laws (if any) of the United States or of any other applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate.  On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence.  Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate.  The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made.  None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.23, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate.  If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or received (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrowers’ obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.  Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

2.24.        Subordination of Other Obligations of the Credit Parties.  Any Indebtedness of any Credit Party now or hereafter held by any other Credit Party is hereby subordinated in right of payment to the prior payment in full in cash of the Obligations, provided prior to a Default, each Credit Party holding such Indebtedness may receive ordinary course or regularly scheduled payments of such Indebtedness.  Any such Indebtedness of any Credit Party to any other Credit Party collected or received by such Credit Party after a Default has occurred and is continuing shall be held in trust for the Lenders and shall forthwith be paid over to the Administrative Agent for the benefit of the Lenders to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of any Credit Party under any other provision of this Agreement or any Guaranty.

ARTICLE III

YIELD PROTECTION; TAXES

3.1.          Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)            subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Loans, Facility LCs or participations therein, or

(ii)           imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)          imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein, held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment,  Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrowers shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2.          Changes in Capital Adequacy Regulations.  If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrowers shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3.          Availability of Types of Advances.  If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4.          Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower Representative for any reason other than default by the Lenders, the Borrowers will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5.          Taxes.  (i) All payments by the Borrowers to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes.  If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrowers shall make such deductions, (c) the Borrowers shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrowers shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(i)            In addition, the Borrowers hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(ii)           The Borrowers hereby agree to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(iii)          Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten (10) Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of the Borrower Representative and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrowers or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower Representative and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(iv)          For any period during which a Non-U.S. Lender has failed to provide the Borrower Representative with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(v)           Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vi)          If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6.          Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower Representative (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, or 3.4.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower Representative of such written statement.  The obligations of the Borrowers under Sections 3.1, 3.2, and 3.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

BORROWING BASE

4.1.          Borrowing Base.  The aggregate amount of credit available to the Borrowers under this Agreement shall be limited by a Borrowing Base (herein so called) which shall be determined by the Lenders at the times and in accordance with the standards and procedures set forth in this Article IV.  The Initial Borrowing Base shall be $180,000,000.

4.2.          Redeterminations of the Borrowing Base.  The Lenders shall redetermine the Borrowing Base semi-annually on May 1 and November 1 of each year beginning November 1, 2004 or as Special Redeterminations.  By April 1 each year, beginning April 1, 2005, the Borrowers shall furnish to the Lenders a Reserve Report in form and substance reasonably satisfactory to the Administrative Agent prepared by an Approved Petroleum Engineer, said Reserve Report to utilize economic and pricing parameters used by the Administrative Agent as established from time to time, together with such other information, reports and data concerning the value of the Borrowing Base Properties as the Administrative Agent shall deem reasonably necessary to determine the value of such Borrowing Base Properties.  By October 1 of each year beginning October 1, 2004, or within thirty (30) days after (i) the failure of a Capital Markets Event to occur within ninety (90) days after the Closing Date and the receipt by the Borrowers of notice from the Administrative Agent or the Required Lenders that a Special Redetermination is required, (ii) the receipt by the Borrowers of notice from the Administrative Agent that the Lenders require a Special Redetermination, or (iii) the Borrowers give notice to the Administrative Agent of their desire to have a Special Redetermination performed, the Borrowers shall furnish to the Lenders a Reserve Report in form and substance reasonably satisfactory to the Administrative Agent, said Reserve Report to utilize economic and pricing parameters used by the Administrative Agent as established from to time, together with such other information, reports and data concerning the value of such Borrowing Base Properties as the Administrative Agent shall deem reasonably necessary to determine the value of such Borrowing Base Properties.  The Administrative Agent shall by written notice to the Borrowers no later than May 1 and November 1 of each year, or within a reasonable time thereafter (herein called the “Determination Date”), notify the Borrowers of the designation by the Lenders of the new Borrowing Base and for the period beginning on such Determination Date and continuing until, but not including, the next Determination Date.  If a Special Redetermination is to be made by the Lenders, the Administrative Agent shall notify the Borrowers within a reasonable time after receipt of all requested information of the new Borrowing Base, and such new Borrowing Base shall continue until the next Determination Date.  If the Borrowers do not furnish all such information, reports and data by any date specified in this Section 4.2, unless such failure is not the fault of the Borrowers, the Lenders may nonetheless designate the Borrowing Base at any amounts which the Lenders in their reasonable discretion determine and may redesignate the Borrowing Base from time to time thereafter until the Lenders receive all such information, reports and data, whereupon the Lenders shall designate a new Borrowing Base, as described above.  The procedure for determining the Borrowing Base at each redetermination shall be that the Borrowers shall submit to the Administrative Agent and the Lenders, in writing, a proposed amount as the Borrowing Base as of the next redetermination date.  Increases in the Borrowing Base will require approval of all Lenders, but other changes in the Borrowing

Base will be subject to the approval of Required Lenders.  If any redetermined Borrowing Base is not approved by Required Lenders within twenty (20) days after the submission to the Administrative Agent and the Lenders by the Borrowers of the proposed amount, the Administrative Agent shall notify each of the Lenders that the proposed Borrowing Base has not been approved and each Lender will submit within ten (10) days thereafter its proposed Borrowing Base.  The redetermined Borrowing Base shall be then determined based upon the weighted arithmetic average of the proposed amounts submitted by each Lender, said proposals to be weighted according to each Lender’s Pro Rata Share.  Each Lender shall determine the amount of the Borrowing Base based upon the loan collateral value which such Lender in its sole discretion (using such methodology, assumptions and discount rates as such Lender customarily uses in assigning collateral value to Borrowing Base Properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Borrowing Base Properties at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of CWEI and the Subsidiaries) as such Lender customarily considers in evaluating similar oil and gas credits.  It is expressly understood that the Lenders have no obligation to designate the Borrowing Base at any particular amounts, except in the exercise of their discretion, whether in relation to the Commitments or otherwise; provided, that the Lenders shall not designate a Borrowing Base in an amount in excess of the Aggregate Commitment.

4.3.          Voluntary Decreases in Borrowing Base.  Within ten (10) Business Days after notification to the Borrowers of a Borrowing Base redetermination pursuant to the provisions of this Article IV, the Borrower Representative may by written notice to the Administrative Agent specify a lesser amount as the Borrowing Base in which event the Borrowing Base shall be such lesser amount until the next Borrowing Base redetermination.

4.4.          Borrowing Base Deficiency.  In the event a Borrowing Base Deficiency exists, the Borrowers shall, within thirty (30) days after notification from the Administrative Agent elect to either (A) by instruments satisfactory in form and substance to the Lenders, provide the Lenders with additional collateral with value and quality satisfactory to the Lenders in their sole discretion to eliminate such Borrowing Base Deficiency, or (B) prepay, without premium or penalty, the principal amount of the Loans in an amount sufficient to eliminate such Borrowing Base Deficiency, or (C) prepay, without premium or penalty, an amount sufficient to eliminate such Borrowing Base Deficiency in six (6) equal monthly installments due and payable on the last Business Day of each of the next six (6) consecutive months; provided that the total amount of such Borrowing Base Deficiency must be repaid before the next Scheduled Determination

4.5.          Monthly Reduction.  In connection with each Redetermination of the Borrowing Base pursuant to Section 4.2, the Lenders shall determine the amount, if any, of the monthly reduction in the Borrowing Base required based on the same information reviewed and in accordance with the same procedure applied with respect to such Redetermination.  On the last day of each month after the Closing Date, the Borrowing Base shall be reduced by the Monthly Reduction then in effect (the “Monthly Reduction”). The initial Monthly Reduction shall be $0.00.

ARTICLE V

CONDITIONS PRECEDENT

5.1.          Initial Credit Extension.  The Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrowers have satisfied each of the following conditions:

(a)           Closing Deliveries.  The Borrowers shall have furnished to the Administrative Agent with sufficient copies for the Lenders:

(i)           Copies of the Organizational Documents of each Credit Party, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of each Credit Party as required by Section 326 of the USA PATRIOT ACT.

(ii)           Copies, certified by the Secretary or other Authorized Officer of each Credit Party, of its Organizational Documents and, if applicable, its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Credit Party is a party.

(iii)          An incumbency certificate, executed by the Secretary or other Authorized Officer of each Credit Party, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each Credit Party authorized to sign the Loan Documents to which such Credit Party is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Credit Party.

(iv)          A certificate, signed by the Chief Financial Officer of CWEI stating that on the initial Credit Extension Date, no Default or Unmatured Default has occurred and is continuing, and after giving effect to the Closing Transactions and the initial Credit Extensions, (1) Available Aggregate Commitment is not less than $5,000,000 and (2) CWEI is in compliance on a pro forma basis, with the financial covenants set forth in Section 8.22 and accompanied by reasonably detailed calculations demonstrating compliance with the foregoing clauses (1) and (2).

(v)           A written opinion of the Borrowers’ counsel, addressed to the Administrative Agent and Lenders in substantially the form of Exhibit A-1, and written opinions of the Collateral Agent’s local counsel, addressed to the Collateral Agent in substantially the form of Exhibit A-2.

(vi)          Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(vii)         The Mortgages to be executed on the Closing Date pursuant to Section 7.1(a) of this Agreement, duly executed and delivered by each Credit Party or party thereto, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements, tax affidavits and applicable department of revenue documentation, creating first and prior Liens in not less than eighty percent (80%) of the Adjusted Engineered Value of the Borrowing Base Properties.

(viii)        If the initial Credit Extension includes the issuance of a Facility LC, a properly completed Facility LC Application.

(ix)           The SWR Hedge Assumption Agreement pursuant to which the Administrative Agent shall have assumed the obligations of SWR with respect to the SWR Rate Management Transactions.

(x)            The Pledge Agreements duly executed and delivered by each Credit Party that is, or upon the consummation of the Closing Transaction will become, the owner of Capital Stock of any Material Domestic Subsidiary, partnership interests of any Related Partnership (to the extent permitted under the partnership agreement of such Related Partnership) or any intercompany Indebtedness permitted under Section 8.11(v), together with (a) all certificates (or other evidence acceptable to the Administrative Agent) evidencing one hundred percent (100%) of the issued and outstanding Capital Stock of each Material Domestic Subsidiary of CWEI of every class, which certificates shall be duly endorsed or accompanied by appropriate stock powers (as applicable) executed in blank, (b) the originals of all instruments, if any, evidencing intercompany Indebtedness permitted under Section 8.11(v) which instruments shall be duly endorsed in blank, and (c) such other agreements and writings, including, without limitation, UCC-1 financing statements, as reasonably requested by the Administrative Agent.

(xi)           A Guaranty duly executed and delivered by Warrior, CWEI Acquisitions, Romere and Romere Corp.

(xii)          Such financing statements (including, without limitation, the financing statements referenced in subclauses (vii), and (ix) above) as Administrative Agent shall specify to fully evidence and perfect all Liens contemplated by the Loan Documents, all of which shall be filed of record in such jurisdictions as Agent shall require in its sole discretion.

(xiii)         Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer of the Borrower Representative, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(xiv)        A copy of each Closing Document and all other material documents, instruments and agreements executed and/or delivered by any Credit Party in connection with the Closing Transactions, together with a certificate from an Authorized Officer of each Borrower certifying that such copies are accurate and complete and represent the complete understanding and agreement of the parties with respect to the subject matter thereof.

(xv)         The insurance certificate described in Section 6.20.

(xvi)        Such other documents as any Lender or its counsel may have reasonably requested.

(b)           Title Review.  The Administrative Agent or its counsel shall have completed a review of title to the Borrowing Base Properties, and such review shall not have revealed any condition or circumstance which would reflect that the representations and warranties contained in Section 6.14 hereof are inaccurate in any material respect and shall be sufficient to verify and confirm the title of the Credit Parties to not less than seventy percent (70%) of the Adjusted Engineered Value of the Borrowing Base Properties, taken as a whole.

(c)           Closing Transactions.  Subject only to the disbursement and application of the initial Advance or other Credit Extension, the Closing Transactions shall have occurred and been consummated on the terms set forth in the Closing Documents (or the Administrative Agent shall be satisfied that such transactions will occur and be consummated simultaneously with the Closing Date).

(d)           No Unmatured Default or Default; Legal Matters.  No Unmatured Default or Default shall have occurred and be continuing or would result from the consummation of the Closing Transactions and all legal matters incident to the making of the initial Advance shall be satisfactory to the Lenders and their counsel.

(e)           No Litigation.  No litigation, arbitration or similar proceeding shall be pending or, to the knowledge of any Borrower, threatened which calls into question the validity or enforceability of this Agreement, the other Loan Documents, the Closing Transactions or the transactions contemplated hereby or thereby.

(f)            Closing and Other Fees.  The Borrowers shall have paid (1) to the Administrative Agent for the ratable benefit of each Lender, and shall have paid to the Administrative Agent and its Affiliates (for their own account), the fees to be paid on the Closing Date pursuant to Section 2.2, and (2) all fees, expenses and disbursements of counsel for the Administrative Agent to the extent invoiced on or prior to the Closing Date, together with such additional amounts as shall constitute such counsel’s reasonable estimate of fees, expenses and disbursements incurred by such counsel through the Closing Date; provided, that, such estimate shall not thereafter preclude further settling of accounts between the Borrowers and the Administrative Agent.

(g)           SWR Audited Financials.  CWEI shall have delivered to the Administrative Agent copies of the audited financial statements of SWR for the twelve month period ending December 31, 2003 and the results of which are not materially different from the unaudited financial statements for such period previously provided to the Arranger; provided that the Arranger and the Lenders acknowledge that the audited financials will include a going concern qualification and reflect that all Indebtedness evidenced by the Existing Credit Agreements are current Indebtedness.

(h)           Other Matters.  All matters related to this Agreement, the other Loan Documents, the Credit Parties, the Closing Documents and the Closing Transactions shall be reasonably acceptable to each Lender, and each Credit Party shall have delivered to the Administrative Agent and each Lender such evidence as they shall request to substantiate any matters related to this Agreement, the other Loan Documents, the Credit Parties, the Closing Documents and the Closing Transactions as the Administrative Agent or any Lender shall reasonably request.

5.2.          Each Credit Extension.  The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)            There exists no Default or Unmatured Default.

(ii)           The representations and warranties contained in Article VI are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)          All legal matters incident to the making of such Credit Extension shall be satisfactory to the Administrative Agent and its counsel.

Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrowers that the conditions contained in Sections 5.2(i) and (ii) have been satisfied.

5.3.          Certificate of Effectiveness.  Upon satisfaction or waiver in writing by the Administrative Agent and each Lender of each of the conditions set forth in Sections 5.1 and 5.2, Borrower and the Administrative Agent shall execute the Certificate of Effectiveness.  Each Lender hereby authorizes the Administrative Agent to execute the Certificate of Effectiveness on its behalf and acknowledges and agrees that the execution of the Certificate of Effectiveness by Administrative Agent shall be binding on each such Lender.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Lenders that on the date hereof (and after giving effect to the Closing Transactions):

6.1.          Existence and Standing.  Each of CWEI and its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction wherein failure to have such authorization may result in a Material Adverse Effect.

6.2.          Authorization and Validity.  Each of CWEI and its Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by each Credit Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or limited liability company proceedings, and the Loan Documents to which each Credit Party is a party constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their terms in all material respects, except as enforceability may be limited by general principles of equity and bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

6.3.          No Conflict; Government Consent.  Neither the execution and delivery by any Credit Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on CWEI or any Subsidiary or on the Property of CWEI or any Subsidiary, or (ii) the Organizational Documents of any Credit Party, or (iii) the provisions of any indenture, instrument or agreement to which CWEI or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of CWEI or such Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by CWEI or such Subsidiary, is required to be obtained by CWEI or such Subsidiary in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Credit Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

6.4.          Financial Statements.  The Current Financials heretofore delivered to the Lenders were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present, in all material respects, the consolidated financial condition and operations of

CWEI and its Subsidiaries and SWR and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

6.5.          Material Adverse Change.  Since December 31, 2003, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of CWEI and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

6.6.          Taxes.  CWEI and its Subsidiaries have filed all United States, as applicable, federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by CWEI or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no action has been taken to enforce any Lien securing such taxes.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of CWEI and each Subsidiary in respect of any taxes or other governmental charges are adequate.  If CWEI or any Subsidiary is a limited liability company, each such limited liability company qualifies for partnership tax treatment under United States federal tax law.

6.7.          Litigation and Contingent Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting CWEI or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.  Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, neither CWEI nor any Subsidiary has any material Contingent Obligations not permitted under this Agreement or provided for or disclosed in the financial statements referred to in Section 6.4.

6.8.          Subsidiaries.  Schedule 6.8 contains an accurate list of all Subsidiaries of CWEI as of the date of this Agreement and after giving effect to the Closing Transactions, setting forth their respective jurisdictions of organization and the percentage of their respective Capital Stock or other ownership interests owned by CWEI or other Subsidiaries.  All of the issued and outstanding shares of Capital Stock or other ownership interests of CWEI and such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

6.9.          ERISA.  The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,500,000.  Neither CWEI nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $1,500,000 in the aggregate.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither CWEI nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

6.10.        Accuracy of Information.  No information, exhibit or report furnished by CWEI or any Subsidiary to the Administrative Agent or to any Lender in writing in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date it was furnished.  No representation is made as to the projections other than that the projections are based on information that a Credit Party believed to be accurate and were calculated in a manner a Credit Party believed to be accurate.

6.11.        Material Agreements.  Except for certain defaults under the Existing Credit Agreements previously disclosed to the Administrative Agent and Lenders, neither CWEI nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness.  Simultaneous with or prior to the initial Advance, the Borrowers shall have executed and delivered the SWR Acquisition Documents and shall have consummated the transactions contemplated thereby to be consummated on or prior to the Closing Date (including, without limitation, the SWR Merger) without amendment, modification or waiver of any material condition.  All of the representations and warranties of each of the Credit Parties (including to the knowledge of CWEI, SWR and its Subsidiaries) contained in the SWR Acquisition Documents are true and correct as of the Closing Date.

6.12.        Compliance With Laws.  CWEI and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

6.13.        Ownership of Properties.  Except as set forth on Schedule 6.13, on the date of this Agreement, CWEI and its Subsidiaries will have good and defensible title, free of all Liens other than Permitted Liens, to all of the material Property (other than Oil and Gas Interests) and assets reflected in CWEI’s most recent consolidated financial statements provided to the Administrative Agent.  On the date of this Agreement, SWR has good and defensible title, free of all Liens, other than Permitted Liens, to the partnership interests in the Related Partnerships set forth on Schedule 8.15(vi).

6.14.        Oil and Gas Interests.  The Credit Parties and/or the Related Partnerships have good and defensible title to all Oil and Gas Interests (including Attributed Interests) described in the most recent Reserve Report provided to the Administrative Agent, free and clear of all Liens except Permitted Liens.  All such Oil and Gas Interests (including Attributed Interests) are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid.  Without regard to any consent or non-consent provisions of any joint operating agreement covering any Credit Party’s or any Related Partnership’s Proved Oil and Gas Interests, such Credit Party’s and/or such Credit Party’s Attributed Interest in any Related Partnership’s share of (i) the costs for each Proved Oil and Gas Interests described in the Reserve Report is not materially greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms (except in such cases where there is a corresponding increase in the net revenue interest), and (ii) production from, allocated to, or attributed to each such Proved Oil and Gas Interests is not materially less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms.  Each well drilled in respect of Proved Producing Oil and Gas Interests described in the Reserve Report (y) is capable of, and is presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and a Credit Party or a Related Partnership is currently receiving payments for its share of production (including production from the Attributed Interests), with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (z) has been drilled, bottomed, completed, and operated in compliance with all applicable Laws, in the case of clauses (y) and (z), except where any failure to satisfy clause (y) or to comply with clause (z) would not have a Material Adverse Effect, and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.

6.15.        Plan Assets; Prohibited Transactions.  No Credit Party is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

6.16.        Environmental Matters.  In the ordinary course of its business, the officers of CWEI and each Subsidiary consider the effect of Environmental Laws on the business of CWEI and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to CWEI or any Subsidiary due to Environmental Laws.  On the basis of this consideration, CWEI has concluded that there are no violations of Environmental Laws that, individually or in the aggregate, are reasonably expected to have a Material Adverse Effect.  Neither CWEI nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

6.17.        Investment Company Act.  Neither CWEI nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.18.        Public Utility Holding Company Act.  Neither CWEI nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.19.        Post-Retirement Benefits.  The present value of the expected cost of post-retirement medical and insurance benefits payable by CWEI and its Subsidiaries to its employees and former employees, as estimated by CWEI in accordance with procedures and assumptions deemed reasonable by the Required Lenders, does not exceed $1,500,000.

6.20.        Insurance.  The certificate signed by the President or Chief Financial Officer of CWEI, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by CWEI and its Subsidiaries with respect to itself and its Subsidiaries and that has been furnished by the CWEI to the Administrative Agent and the Lenders, is complete and accurate in all material respects and demonstrates the Credit Parties’ compliance with Section 8.6.  This summary includes the insurer’s or insurers’ name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles.  This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

6.21.        Solvency.

(i)            Immediately after the consummation of the Closing Transactions and immediately following the making of each Credit Extension, if any, made on the date hereof and after giving effect to the application of the proceeds of any Loans, (a) the fair value of the assets of CWEI and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of CWEI and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of CWEI and its

Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of CWEI and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) CWEI and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) CWEI and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii)           CWEI does not intend to, or to permit any Subsidiary to, and does not believe that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

ARTICLE VII

COLLATERAL AND GUARANTIES

7.1.          Collateral Security and Guaranties.

(a)           The Obligations shall be secured by first and prior Liens (subject only to Permitted Liens described in clauses (i) through (ix) and clause (xi) of the definition thereof) covering and encumbering (i) not less than eighty percent (80%) of the Adjusted Engineered Value of the Borrowing Base Properties, (ii) all of the issued and outstanding Capital Stock of each Material Domestic Subsidiary of each Credit Party and not less than sixty-five percent (65%) of the issued and outstanding Capital Stock of each Foreign Subsidiary of each Credit Party, (iii) all partnership interests in the Related Partnerships owned by each Credit Party, to the extent permitted under the partnership agreement of each such Related Partnership, and (iv) all intercompany Indebtedness held by each Credit Party.  On the Closing Date, each Credit Party shall deliver to Collateral Agent for the ratable benefit of each Lender, the Mortgages in form and substance acceptable to the Administrative Agent and duly executed by such Credit Party, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect first and prior Liens (subject only to Permitted Liens of the type described in clauses (i) through (ix) and clause (xi) of the definition thereof) in the Borrowing Base Properties and other interests of each Credit Party required by this Section 7.1(a).  Each Credit Party hereby authorizes Collateral Agent, and its agents, successors and assigns, to file any and all necessary financing statements under the Uniform Commercial Code, assignments or continuation statements as necessary from time to time (in the Administrative Agent’s discretion) to perfect (or continue perfection of) the Liens granted pursuant to the Loan Documents.

(b)           From time to time after the Closing Date and at such times as the Administrative Agent or Required Lenders shall request (including, without limitation, in connection with any title and curative review and work performed after the Closing Date in connection with the Closing Transactions), each Credit Party shall execute and deliver to Collateral Agent, for the ratable benefit of each Lender, Mortgages in form and substance acceptable to Administrative Agent and duly executed by such Credit Party together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 7.1(a) with respect to any Oil and Gas Interests acquired by any Credit Party subsequent to the last date on which such Credit Party was required to execute and deliver Mortgages pursuant to this Section 7.1(b) or which, for any other reason are not the subject of valid, enforceable, perfected first priority Liens (subject only to Permitted Liens of the type described in clauses (i) through (ix) and clause (xi) of the definition thereof) in favor of Collateral Agent for the ratable benefit of Lenders.

(c)           At any time any Credit Party is required to execute and deliver Mortgages to Collateral Agent pursuant to this Section 7.1, each Credit Party shall also deliver to the Administrative Agent such opinions of counsel (including, if so requested, title opinions, and in each case addressed to the Administrative Agent) and other evidence of title as Administrative Agent shall deem necessary or appropriate to verify (i) such Credit Party’s title to not less than seventy percent (70%) of the Adjusted Engineered Value of the Borrowing Base Properties, and (ii) the validity, perfection and priority of the Liens created by such Mortgages and such other matters regarding such Mortgages as Administrative Agent shall reasonably request.

(d)           To the extent required or contemplated by the terms of Section 7.1(a) or Section 8.15, CWEI shall, and shall cause each of its Subsidiaries to execute and deliver to the Collateral Agent a Pledge Agreement, together with (i) all certificates (or other evidence acceptable to the Administrative Agent) evidencing the issued and outstanding Capital Stock required to be pledged pursuant to Section 7.1(a) duly endorsed or accompanied by stock powers executed in blank (as applicable), and (ii) such UCC-1 financing statements as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 7.1(a) in the issued and outstanding Capital Stock of such Subsidiaries all partnership interests of any Related Partnership (to the extent permitted under the partnership agreement of such Related Partnership) and any intercompany Indebtedness permitted under Section 8.11(v).

7.2.          Guarantees.  Payment and performance of the Obligations shall be fully guaranteed by each Material Domestic Subsidiary (other than any Borrower) and, if required pursuant to Section 8.28, each Domestic Subsidiary of CWEI (other than a Borrower) pursuant to a Guaranty, and CWEI shall cause each such Subsidiary to execute and deliver to the Administrative Agent and Lenders such Guaranty.

ARTICLE VIII

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

8.1.          Financial and Other Reporting.  Each Credit Party will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Administrative Agent:

(i)            Within 120 days after the close of each of its Fiscal Years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in Agreement Accounting Principles and required or approved by CWEI’s independent certified public accountants) audit report certified by independent certified public accountants acceptable to the Administrative Agent, prepared in accordance with Agreement Accounting Principles on a consolidated basis for CWEI and its Subsidiaries, including a consolidated balance sheet as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows and beginning with Fiscal Year 2004 setting forth in each case in comparative form the figures for the previous Fiscal Year, accompanied by any management letter prepared by said accountants.

(ii)           Within 60 days after the close of each of the first three (3) Fiscal Quarters of each Fiscal Year of CWEI, for CWEI and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for such Fiscal Quarter and for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, all certified by its Chief Financial Officer.

(iii)          As soon as delivered, and in any event no later than April 1 and October 1 of each year, the Reserve Reports required on such dates pursuant to Section 4.2.

(iv)          Together with the financial statements required under Sections 8.1(i) and 8.1(ii), a compliance certificate in substantially the form of Exhibit B signed by the Chief Financial Officer of CWEI showing the calculations necessary to determine compliance with this Agreement and stating that, to the knowledge of the Authorized Officers, no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(v)           Together with the Reserve Reports required under Section 8.1(iii), a report, in reasonable detail, setting forth the Rate Management Transactions then in effect, the notional volumes of and prices for, on a monthly basis and in the aggregate, the Crude Oil and Natural Gas for each such Rate Management Transaction and the term of each such Rate Management Transaction.

(vi)          As soon as possible and in any event within 10 days after receipt by CWEI or any Subsidiary, a copy of (a) any notice or claim to the effect that CWEI or any Subsidiary is or may be liable to any Person as a result of the release by CWEI, any Subsidiary, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any national, provincial or local environmental, health or safety law or regulation by CWEI or any Subsidiary, which, in either case with respect to the foregoing clauses (a) and (b), could reasonably be expected to have a Material Adverse Effect.

(vii)         Promptly upon the furnishing thereof to the shareholders of CWEI, copies of all financial statements, reports and proxy statements so furnished.

(viii)        Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which CWEI or any of its Subsidiaries files with the Securities and Exchange Commission.

(ix)           Together with the financial statements required under Section 8.1(i), a certificate of good standing for CWEI and each other Credit Party that has pledged collateral in support of the Obligations from the appropriate governmental officer in its jurisdiction of incorporation or organization.

(x)            Such other information (including non-financial information) as the Administrative Agent or the Required Lenders may from time to time reasonably request.

If any information which is required to be furnished to the Administrative Agent under this Section 8.1 is required by law or regulation to be filed with a government body on an earlier date, then the information required hereunder shall be furnished to the Administrative Agent within five (5) Business Days after such earlier date.

8.2.          Use of Proceeds.  The Borrowers will use the proceeds of the Credit Extensions for (i) financing the SWR Acquisition, (ii) refinancing the Indebtedness evidenced by the Existing Credit Agreements, (iii) financing the exploration, development and/or acquisition of Oil and Gas Interests, related and ancillary pipelines and related assets, and (iv) working capital and other general corporate purposes.

8.3.          Notice of Default.  CWEI will give prompt notice in writing to the Administrative Agent and Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

8.4.          Conduct of Business; Fiscal Year.  Each Borrower will, and will cause each other Credit Party to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except wherein failure to maintain such authority would not reasonably be expected to have a Material Adverse Effect.  CWEI shall not, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

8.5.          Taxes.  Each Borrower will, and will cause each of its Subsidiaries to, timely file national and applicable foreign, provincial, state and local tax returns required by law which returns shall be complete and correct in all material respects and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

8.6.          Insurance.  Each Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and CWEI will furnish to the Administrative Agent and any Lender upon request full information as to the insurance carried. In addition, upon request of the Administrative Agent, CWEI will furnish or cause to be furnished to the Administrative Agent from time to time a summary of the respective insurance coverage of each Credit Party in form and substance reasonably satisfactory to the Administrative Agent, and, if requested, will furnish the Administrative Agent copies of the applicable policies.  Upon demand by Administrative Agent, any insurance policies covering any such property shall be endorsed (i) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Administrative Agent, (ii) to provide for insurance against fire, casualty and other hazards normally insured against, in amounts customary in the industry for similarly situated business and properties, and (iii) to provide for such other matters as the Lenders may reasonably require.  Each Credit Party shall at all times maintain insurance in amounts customary in the industry for similarly situated business and properties with respect to the Collateral against their liability for injury to persons or property, which insurance shall be by financially sound and reputable insurers and shall without limitation provide the following coverages:  comprehensive general liability (including coverage for damage to underground resources and equipment, damage caused by blowouts or cratering, damage caused by explosion, damage to underground minerals or resources caused by saline substances, broad form property damage coverage, broad form coverage for contractually assumed liabilities and broad form coverage for acts of independent contractors), worker’s compensation and automobile liability.  Each Credit Party shall at all times maintain insurance with respect to the Collateral which shall insure such Credit Party against seepage and pollution expense if deemed economical in the reasonable discretion of such Credit Party.

8.7.          Compliance with Laws.  Each Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws except wherein failure to comply could not reasonably be expected to have a Material Adverse Effect.

8.8.          Maintenance of Properties.  Each Borrower will, and will cause each other Credit Party to, use its best efforts to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times consistent with customary applicable industry standards, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.9.          Inspection.  Each Borrower will, and will cause each other Credit Party to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of such Credit Party, to examine and make copies of the books of accounts and other financial records of such Credit Party, and to discuss the affairs, finances and accounts of such Credit Party with, and to be advised as to the same by, their respective officers upon advance notice at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably designate.  The Administrative Agent and each Lender will use its best efforts to keep all such information confidential and will not without prior written consent disclose or reveal the information or any part thereof to any Person other than as permitted under Section 11.11.

8.10.        Dividends.  No Borrower will, nor will any Borrower permit any of its Subsidiaries to, declare or pay any dividends or make any distributions on its Capital Stock (other than dividends payable in its own common stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, except, any Subsidiary of CWEI may declare and pay dividends or make distributions to its direct parent.

8.11.        Indebtedness.  No Borrower will, nor will any Borrower permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(i)            The Loans, the Guaranties and the Reimbursement Obligations.

(ii)           Indebtedness existing on the date hereof and described in Schedule 8.11.

(iii)          Indebtedness arising under Rate Management Transactions permitted under clause (v) of Section 8.15.

(iv)          Indebtedness of any Borrower and any Guarantor arising under the Senior Term Credit Documents.

(v)           Indebtedness of any Borrower to any other Borrower, or of any Guarantor to any Borrower or to any other Guarantor, or of any Borrower to any Guarantor; provided, that all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the Obligations in a manner and on terms and conditions reasonably satisfactory to the Administrative Agent, provided further, that, upon the written request of the Administrative Agent and within thirty (30) days of such request, the Credit Parties shall cause such Indebtedness to be evidenced by promissory notes reasonably satisfactory to the Administrative Agent, and shall cause such promissory notes to be subject to a first priority Lien in favor of the Collateral Agent for the benefit of the Lenders and the Senior Term Lenders on terms and conditions reasonably satisfactory to the Administrative Agent.

(vi)          Indebtedness consisting of Vendor Financings.

(vii)         Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate amount at any time outstanding not to exceed $1,000,000.

(viii)        Indebtedness of SWR and Blue Heel evidenced by the Unsecured Notes in an aggregate principal amount at any time outstanding not to exceed $8,870,000; provided, that within ten (10) Business Days after the Closing Date, CWEI establishes and thereafter maintains a demand deposit account with the Administrative Agent with an initial balance on the Closing Date of not less than $9,000,000 and a collected balance thereafter at least equal to the outstanding principal balance of the Unsecured Notes and withdrawals and disbursements from such demand deposit account are made solely to pay the consideration required to redeem or purchase such Unsecured Notes.

(ix)           Unsecured Indebtedness not included in the foregoing clauses (i) through (viii) which does not exceed at any time outstanding $5,000,000.

(x)            Indebtedness arising under renewals or extensions of (but not increases in the principal amount) of the Indebtedness described in any of the foregoing clauses (ii), (iv) and (viii).

8.12.        Disqualified Stock.  No Borrower will, nor will any Borrower permit any of its Subsidiaries to, issue any Disqualified Stock.

8.13.        Merger.  Except for the SWR Merger, no Borrower will, nor will any Borrower permit any other Credit Party to merge or consolidate with or into any other Person, except that so long as no Default or Unmatured Default has occurred and is continuing or would be caused thereby, any Credit Party may merge with or into any other Credit Party; provided that, if CWEI is a party to such merger, CWEI is the continuing or surviving Person in such merger.

8.14.        Sale of Assets.  No Borrower will, nor will any Borrower permit any other Credit Party to, lease, sell or otherwise dispose of its Property (including any Attributed Interests) to any other Person, except:

(i)            Sales of Hydrocarbons in the ordinary course of business.

(ii)           Provided no Default or Unmatured Default exists or would result therefrom, the sale, lease, transfer, abandonment, exchange or other disposition of (a) Oil and Gas Interests to the extent permitted under Section 8.23, (b) Oil and Gas Interests to the Incentive Partnerships

and to various employees of the Credit Parties as incentive compensation to such employees; provided, that the aggregate amount of Oil and Gas Interests transferred and assigned with respect to any well for such purposes shall not exceed five percent (5%) of the Credit Parties’ undivided interest in such well, taken as a whole, (c) Attributed Interest to any Credit Party pursuant to Section 8.15(iii), (d) equipment and related items in the ordinary course of business, that are obsolete or no longer necessary in the business of any Credit Party or that is being replaced by equipment of comparable value and utility and (e) subject to Section 2.7.2, other Property of any Credit Party other than Capital Stock of any Credit Party but including Oil and Gas Interests (including Attributed Interests), with a value not to exceed, $5,000,000 in the aggregate for all Credit Parties, on a consolidated basis, between Scheduled Redeterminations. For purposes of the foregoing clause (e), the value of any Oil and Gas Interests included in the Borrowing Base Properties (including Attributed Interests) shall be the greater of the Engineered Value of such Oil and Gas Interests or Attributed Interests, as the case may be, or the gross proceeds received from such sale, transfer, abandonment, exchange or other disposition of such Oil and Gas Interests or Attributed Interest, as the case may be (or in the case of any exchange, the net Engineered Value realized or resulting from such exchange) and the value of any other Property shall be the value determined in good faith by CWEI.

(iii)          With the prior written consent of Required Lenders, the sale, transfer or other disposition of Borrowing Base Properties; not otherwise permitted pursuant to the preceding clause (ii).

8.15.        Investments and Acquisitions.  No Borrower will, nor will any Borrower permit any other Credit Party to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition, except:

(i)            Cash Equivalent Investments.

(ii)           Existing Investments in the Subsidiaries (including the Investments contemplated by the Closing Transactions) and other Investments in existence on the date hereof and described in Schedule 6.8.

(iii)          Investments with or acquired from Persons not an Affiliate of a Credit Party (other than the Related Partnerships) that are (a) customary in the oil and gas business, (b) made in the ordinary course of such Borrower’s or such Credit Party’s business, and (c) made in the form of, or pursuant to, oil, gas and mineral leases, operating agreements, farm-in agreements, farm-out agreements, development agreements, unitization agreements, joint bidding agreements, services contracts and other similar agreements that a reasonable and prudent oil and gas industry owner or operator would find acceptable.

(iv)          Investments by any Credit Party consisting of intercompany Indebtedness permitted under Section 8.11(v) and other Investments by any Credit Party in any other Credit Party other than Capital Stock of any direct or indirect parent of such Credit Party.

(v)           Investments by any Borrower consisting of the Rate Management Transactions entered into with Approved Counterparties in the ordinary course of business and not for speculative purposes; provided that such Rate Management Transactions (a) would not cause the aggregate notional amount of Hydrocarbons under all Rate Management Transactions then in effect to exceed eighty percent (80%) of the “forecasted production from proved reserves” (as defined below) of CWEI and its Material Domestic Subsidiaries for the forthcoming three (3) year period, (b) together with any other Rate Management Transactions then in effect for the purpose of hedging Borrowers’ interest rate exposure would not cause the notional amount of all such Rate Management Transactions then in effect for such purpose to exceed one hundred percent (100%) of the total Consolidated Funded Indebtedness of Borrowers projected to be outstanding for any period covered by such Rate Management Transaction, or (c) are for the purpose of hedging the foreign currency risk associated with the Credit Parties’ operations, if any. As used in this clause (v) of Section 8.15, “forecasted production from proved reserves” means the forecasted production of Crude Oil and Natural Gas as reflected in the most recent Reserve Report delivered to the Administrative Agent pursuant to clause (iii) of Section 8.1, after giving effect to any pro forma adjustments for the consummation of any acquisitions or dispositions since the effective date of such Reserve Report.

(vi)          Investments by any Borrower consisting of the purchase, redemption or acquisition of partnership interests in the Related Partnerships pursuant to the exercise of certain rights under the partnership agreements of such Related Partnerships by the holders of such interests.

(vii)         Investments by any Credit Party consisting of the payment of each Incentive Partnerships’ share of the costs and expenses incurred to drill, complete and operate oil and gas wells located on the properties covered by the Oil and Gas Interests owned by such Incentive Partnerships; provided that such Incentive Partnerships’ share of such costs and expenses do not exceed 5% of the total amount of such costs and expenses for all Credit Parties in such properties and such Credit Party receives all revenues from such Oil and Gas Interests until payout of its costs and expenses, plus interest.

(viii)        Other Investments not otherwise described in clauses (i) through (vii) above; provided that, the aggregate amount of all other Investments made pursuant to this clause (viii) outstanding at any time shall not exceed $1,000,000 (calculated based on the original cost of such Investment).

8.16.        Liens.  No Borrower will, nor will any Borrower permit any other Credit Party or any Related Partnership to, create, incur, or suffer to exist any Lien in, of or on the Property of any Credit Party or any Related Partnership, except Permitted Liens.

8.17.        Affiliates.  No Borrower will, nor will any Borrower permit any other Credit Party to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except transactions not otherwise prohibited under this Agreement or any other Loan Document made in the ordinary course of business and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than such Credit Party would obtain in a comparable arms-length transaction.

8.18.        Amendments to Organizational and Other Documents.  No Borrower will, nor will any Borrower permit any other Credit Party to, enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under (a) its Organizational Documents other than amendments, modifications and waivers which will not, individually or in the aggregate, have a Material Adverse Effect, or (b) any Senior Term Credit Document if the effect of any such modification or amendment is to (i) increase the maximum principal amount of the Senior Term Indebtedness or rate of interest on any of the Senior Term Indebtedness (other than as a result of the imposition of a default rate of interest in accordance with the terms of the Senior Term Credit Documents), (ii) change or add any event of default or any covenant with respect to the Senior Term Indebtedness if the effect of such change or addition is to cause any one or more of the Senior Term Credit Documents to be more restrictive on any Credit Party than such Senior Term Credit Documents were prior to such change or addition, (iii) change the dates upon which payments of principal or interest on the Senior Term Indebtedness are due, (iv) change any redemption or prepayment provisions of the Senior Term Indebtedness, or (v) grant any Liens in any assets or properties of any Credit Party, other than the Liens granted under the Loan Documents.

8.19.        Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities.  No Borrower will, nor will any Borrower permit any other Credit Party to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Rate Management Transactions permitted under the terms of Section 8.15 and Advance Payment Contracts; provided, that the aggregate amount of all Advance Payments received by any Credit Party that have not been satisfied by delivery of production at any time does not exceed, in the aggregate $750,000.

8.20.        Negative Pledge.  No Borrower will, nor will any Borrower permit any of its Subsidiaries or any Related Partnership to, enter into or become bound by any agreement that prohibits or otherwise restricts the right of such Borrower, any such Subsidiary or any such Related Partnership to create, assume or suffer to exist any Lien on any of their Property in favor of the Collateral Agent for the ratable benefit of the Lenders (other than (i) this Agreement, (ii) the Senior Term Credit Agreement, (iii) restrictions existing on the Closing Date under any partnership agreement of any Related Partnership as in effect on the Closing Date and (iv) agreements evidencing Indebtedness permitted under Section 8.11(vii); provided that any such prohibition in the agreements described in this clause (iv) is limited to the Property securing such Indebtedness).

8.21.        Financial Contracts.  No Borrower will, nor will any Borrower permit any other Credit Party to, enter into or remain liable upon any Financial Contract, except Rate Management Transactions permitted under Section 8.15(v).

8.22.        Financial Covenants.

8.22.1.     Consolidated Current Ratio. CWEI will not permit the Consolidated Current Ratio as of the end of any Fiscal Quarter ending (i) prior to the earlier of the occurrence of a Capital Markets Event and September 30, 2004, to be less than .90 to 1.00, or (ii) on or after September 30, 2004, or thereafter to be less than 1.00 to 1.00.

8.22.2.     EBITDAX Leverage Ratio.  CWEI will not permit the ratio, determined as of the end of each of its Fiscal Quarters, of (i) Consolidated Funded Indebtedness to (ii) Consolidated EBITDAX for the then most-recently ended four Fiscal Quarters to be greater than 3.0 to 1.0.

8.23.        Operation of Oil and Gas Interests.

(a)           Each Borrower will, and will cause each other Credit Party to, maintain, develop and operate its Oil and Gas Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Interests so long as such Oil and Gas Interests are capable of producing Hydrocarbons and accompanying elements in paying quantities, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)           Each Borrower will, and will cause each other Credit Party to, comply in all respects with all contracts and agreements applicable to or relating to its Oil and Gas Interests or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(c)           Each Borrower will, and will cause each other Credit Party to, at all times maintain, preserve and keep all operating equipment used with respect to its Oil and Gas Interests in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect; provided, further that, no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if such Credit Party shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Credit Party.

8.24.        Title Data.  In addition to the title information required by Section 5.1(b), each Borrower shall, and shall cause each other Credit Party to, cause to be delivered to the Administrative Agent (i) within sixty (60) days of the Closing Date, curative information, in form and substance satisfactory to the Administrative Agent, with respect to the matters described on the attached Schedule 8.24 and (ii) at any time and from time to time, such title opinions and other information necessary or appropriate to verify and confirm the title of the Credit Parties to not less than seventy percent (70%) of the Adjusted Engineered Value of the Borrowing Base Properties, taken as a whole.

8.25.        Rate Management Transactions.  Within ten (10) Business Days after the Closing Date, the Borrowers shall provide to the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent that the Borrowers have entered into Rate Management Transactions with Approved Counterparties, and on terms and conditions reasonably acceptable to the Administrative Agent, with respect to not less than sixty percent (60%) of Administrative Agent’s forecasted production from the Proved Producing Oil and Gas Interests of CWEI and its Subsidiaries (excluding SWR and its Subsidiaries) through at least December 31, 2005.  Once confirmed, no Rate Management Transaction may be amended or modified, or cancelled without the prior written consent of Required Lenders.  Each Borrower shall collaterally assign all of its right, title and interest in each Rate Management Transaction to the Collateral Agent and shall, if requested by the Administrative Agent or the Required Lenders, cause each such agreement or contract to (1) expressly permit such assignment and (2) upon the occurrence of any default or event of default under such agreement or contract, (a) to permit the Lenders to cure such default or event of default and assume the obligations of such Borrower under such agreement or contract and (b) to prohibit the termination of such agreement or contract by the counterparty thereto if the Lenders assume the obligations of the Credit Parties under such agreement or contract and the Lenders take the actions required under the foregoing clause (a).  Upon the request of the Administrative Agent, the Borrower Representative shall, within thirty (30) days of such request, provide to the Administrative Agent and each Lender copies of all agreements, documents and instruments evidencing the Rate Management Transactions not previously delivered to the Administrative Agent and Lenders, certified as true and correct by an Authorized Officer of the Borrower Representative, and such other information regarding such Rate Management Transactions as the Administrative Agent and Lenders may reasonably request.

8.26.        Limitation on Exploratory Drilling Expenses.  Except for drilling expenses required to be incurred to avoid or prevent imminent actual physical injury of individual persons or imminent damages or environmental contamination of Property as a result of events outside the control of any Credit Party, unless and until the Average Available Aggregate Commitment is equal to or great than fifteen percent

(15%) of the Borrowing Base for a period of ten (10) consecutive Business Days, the Credit Parties shall not incur, on a consolidated basis, more than $12,000,000 in any Fiscal Quarter in drilling expenses for exploratory wells commenced after the Closing Date.  “Average Available Aggregate Commitment” means for any period of ten (10) consecutive Business Days, the sum of the Available Aggregate Commitment as of the end of each such Business Day divided by ten (10).

8.27.        Restriction of Senior Term Indebtedness Payments.  Prior to the termination of all Commitments and the payment and performance in full of the Obligations, CWEI will not nor will CWEI permit any other Credit Party to, directly or indirectly, retire, redeem, defease, repurchase or prepay prior to the scheduled maturity any part of the principal of, or interest on, the Senior Term Indebtedness; provided that (i) so long as (a) no Default or Unmatured Default exists on the date any such payment is made or would be caused thereby, and (b) before and after giving effect to any such payment, the Available Aggregate Commitment is not less than ten percent (10%) of the Borrowing Base then in effect, the Borrowers may prepay all or any portion of the outstanding principal balance of the Senior Term Indebtedness and any accrued but unpaid interest required to be paid in connection with such prepayment and (ii) so long as (a) no Default or Unmatured Default exists on the date such payment is made or would be caused thereby and (b) the Borrowers are in compliance with Section 2.7.2 after giving effect to such payment, upon the occurrence of a Capital Markets Event, the Borrowers may prepay the outstanding principal balance of the Senior Term Indebtedness, and any accrued but unpaid interest required to be paid in connection with such prepayment, with the net proceeds of such Capital Markets Event.

8.28.        Credit Parties. No Borrower shall permit the aggregate fair market value of all of the Property of all of the Credit Parties (excluding ownership interests in Subsidiaries of any Credit Party) as at the last date of any Fiscal Quarter to comprise less than fifteen percent (15%) of the aggregate fair market value of all of the Property of CWEI and its Subsidiaries (excluding ownership interests in Subsidiaries of any Credit Party) as at the last date of such Fiscal Quarter, and any such failure continues for a period of thirty (30) days following the last day of such Fiscal Quarter without the delivery to the Administrative Agent of (A) a Guaranty executed by one or more Domestic Subsidiaries with Property sufficient to cure any failure set forth above and (B) opinions of counsel to such Domestic Subsidiaries (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Guaranty), all in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE IX

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

9.1.          Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of CWEI or any of its Subsidiaries to the Lenders or any Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false, incorrect or misleading on the date as of which made and such Default shall continue for more than ten (10) days after written notice from the Administrative Agent to the Borrowers of such Default.

9.2.          Payments.  Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within three (3) Business Days after the same becomes due.

9.3.          Certain Covenants.  The breach by CWEI or any of its Subsidiaries of any of the terms or provisions of this Agreement or any of the Collateral Documents which is not remedied within ten (10) days after written notice from the Administrative Agent.

9.4.          Other Material Indebtedness.  Failure of any Credit Party to pay when due any Material Indebtedness; or the default by any Credit Party in the performance (in each case, beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of any Credit Party shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or any Credit Party shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

9.5.          Insolvency Proceedings.  Any Credit Party shall (i) have an order for relief or a receiving order entered with respect to it under the bankruptcy laws as now or hereafter in effect in the United States, as applicable, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the bankruptcy laws as now or hereafter in effect in the United States, as applicable, or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 9.5 or (vi) fail to contest in good faith any appointment or proceeding described in Section 9.6.

9.6.          Appointment of Receiver.  Without the application, approval or consent of any Credit Party, a receiver, trustee, examiner, liquidator or similar official shall be appointed for any Credit Party or any Substantial Portion of its Property, or a proceeding described in Section 9.5(iv) shall be instituted against any Credit Party and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

9.7.          Condemnation and Seizure.  Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of any Credit Party which, when taken together with all other Property of the Credit Parties so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, could reasonably be expected to have a Material Adverse Effect.

9.8.          Judgments.  Any Credit Party shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $1,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

9.9.          Rate Management Obligations.  Nonpayment by any Credit Party of any Rate Management Obligation when due or the breach by any Credit Party of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender Counterparty is a party thereto if the amount due or which could become due as a result of such default or breach is equal to or greater than $1,000,000.

9.10.        Change of Control.  Any Change in Control shall occur.

9.11.        Other Loan Documents.  The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided and such default or breach continues for a period of thirty (30) days after the earlier of (i) the date any Authorized Officer of CWEI acquires knowledge of such failure, or (ii) written notice of such failure has been given to CWEI by the Administrative Agent or any Lender.

9.12.        Guaranty.  Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

9.13.        Unfunded Liabilities.  The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $1,000,000 or any Reportable Event shall occur in connection with any Plan.

9.14.        Multiemployer Plan Withdrawal Liability.  CWEI or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by any Credit Party or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $750,000 or requires payments exceeding $1,000,000 per annum.

9.15.        Reorganization or Termination of Multiemployer Plan.  CWEI or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of CWEI and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $1,000,000.

9.16.        Environmental Laws.  Any Credit Party shall (i) be the subject of any proceeding or investigation pertaining to the release by such Credit Party or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

9.17.        Collateral Documents.  Any Collateral Document shall for any reason fail to create a valid and perfected security interest, except as permitted by the terms of this Agreement or any Collateral

Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Credit Party shall fail to comply with any of the terms or provisions of any Collateral Document.

ARTICLE X

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

10.1.        Acceleration; Facility LC Collateral Account.

(i)            If any Default described in Section 9.5 or 9.6 occurs with respect to any Credit Party, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LC’s shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and each Borrower will be and become thereby unconditionally and jointly and severally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”).  If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive, and (b) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account; provided that, if such Default consists solely of the Default described in Section 9.10, the Obligations shall not be due and payable until one hundred and twenty (120) days after the date the Administrative Agent first receives notice or becomes aware that a Change of Control has occurred unless some other Default occurs prior to the end of such one hundred and twenty (120) day period.

(ii)           If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii)          The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrowers to Administrative Agent, the Lenders or the LC Issuer under the Loan Documents.

(iv)          At any time while any Default is continuing, neither the Borrowers nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account.  After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.

(v)           If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligations and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 9.5 or 9.6 with respect to any Credit Party) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, then the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

10.2.        Amendments.  Subject to the provisions of this Section 10.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and each Credit Party may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or such Credit Party hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(i)            Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

(ii)           Reduce the percentage specified in the definition of Required Lenders.

(iii)          Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Sections 2.2 or 2.7.2, or increase the amount of the Aggregate Commitment or of the Commitment of any Lender hereunder, or the commitment to issue Facility LCs, or increase the Borrowing Base above the Borrowing Base then in effect or permit any Borrower to assign its rights under this Agreement.

(iv)          Amend this Section 10.2.

(v)           Release any guarantor of any Advance or, except as otherwise provided in Section 12.16, release any of the Collateral.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer.  The Administrative Agent may waive payment of the fee required under Section 14.3.3 without obtaining the consent of any other party to this Agreement.

10.3.        Preservation of Rights.  No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 10.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or afforded by law shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE XI

GENERAL PROVISIONS

11.1.        Survival of Representations.  All representations and warranties of each Credit Party contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

11.2.        Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

11.3.        Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

11.4.        Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrowers, the Guarantors, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Guarantors, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 12.13 which shall survive and remain in full force and effect during the term of this Agreement.  THIS WRITTEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

11.5.        Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 11.6, 11.10 and 12.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

11.6.        Expenses; Indemnification.  (i) The Borrowers shall reimburse the Administrative Agent, the LC Issuer and the Arranger for any costs, and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent paid or incurred by the Administrative Agent, the LC Issuer or the Arranger in connection with the investigation, preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents.  The Borrowers also agree to reimburse the Administrative Agent, the Arranger, the LC Issuer and the Lenders for any costs, and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the

Arranger, the LC Issuer and the Lenders, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Administrative Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.  Expenses being reimbursed by the Borrowers under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence.  The Borrowers acknowledge that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports or Reserve Reports (the “Reports”) pertaining to the Credit Parties’ assets for internal use by Bank One from information furnished to it by or on behalf of the Borrowers.

(ii)           EACH BORROWER HEREBY FURTHER, JOINTLY AND SEVERALLY, AGREES TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE ARRANGER, THE LC ISSUER, EACH LENDER, THEIR RESPECTIVE AFFILIATES, AND EACH OF THEIR DIRECTORS, OFFICERS AND EMPLOYEES AGAINST ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR WHETHER OR NOT THE ADMINISTRATIVE AGENT, THE ARRANGER, THE LC ISSUER, ANY LENDER OR ANY AFFILIATE IS A PARTY THERETO) WHICH ANY OF THEM MAY PAY OR INCUR ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DIRECT OR INDIRECT APPLICATION OR PROPOSED APPLICATION OF THE PROCEEDS OF ANY LOAN HEREUNDER EXCEPT TO THE EXTENT THAT THEY ARE DETERMINED IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY SEEKING INDEMNIFICATION.   THE OBLIGATIONS OF EACH BORROWER UNDER THIS SECTION 11.6 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

11.7.        Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

11.8.        Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

11.9.        Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

11.10.      Nonliability of Lenders.  The relationship between the Borrowers on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to any Borrower.  Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations.  Each Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

11.11.      Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from any Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 14.4 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Notwithstanding anything herein to the contrary, confidential information shall not include, and each Lender (and each employee, representative or other agent of any Lender) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

11.12.      Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extension provided for herein.

11.13.      Disclosure.  Each Borrower and each Lender hereby acknowledges and agrees that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any one or more of the Borrowers and their Affiliates.

11.14.      USA PATRIOT ACT NOTIFICATION.  The following notification is provided to each Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for the Borrowers: When any Borrower opens an account, if such Borrower is an individual, the Administrative Agent and the Lenders will ask for such Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify such Borrower, and, if such Borrower is not an individual, the Administrative Agent and the Lenders will ask for such Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify such Borrower.  The Administrative Agent and the Lenders may also ask if such Borrower is an individual, to see such Borrower’s driver’s license or other identifying documents, and, if such Borrower is not an individual, to see such Borrower’s Organizational Documents or other identifying documents.

ARTICLE XII

THE ADMINISTRATIVE AGENT

12.1.        Appointment; Nature of Relationship.  Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XII.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “Secured Party” as defined in the Texas Uniform Commercial Code, and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

12.2.        Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.  None of the Syndication Agent, the Co-Agent, the Arranger nor the Sole Bookrunner shall have any responsibilities as an agent hereunder.

12.3.        General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Credit Party, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

12.4.        No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any Guarantor of any of the Obligations or of any of such Borrower’s or any such Guarantor’s respective Subsidiaries.  The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by a Borrower to the Administrative Agent at such time, but is voluntarily furnished by any Borrower to the Administrative Agent (either in its capacity as the Administrative Agent or in its individual capacity).

12.5.        Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

12.6.        Employment of Agents and Counsel.  The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.  EACH LENDER ACKNOWLEDGES THAT GARDERE WYNNE SEWELL LLP IS COUNSEL FOR BANK ONE, AS IN ITS CAPACITY AS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT AND AS A LENDER, AND THAT SUCH FIRM DOES NOT REPRESENT ANY OF THE OTHER LENDERS IN CONNECTION WITH THIS TRANSACTION.

12.7.        Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

12.8.        ADMINISTRATIVE AGENT’S REIMBURSEMENT AND INDEMNIFICATION.  THE LENDERS AGREE TO REIMBURSE AND INDEMNIFY THE ADMINISTRATIVE AGENT RATABLY IN PROPORTION TO THEIR RESPECTIVE COMMITMENTS (OR, IF THE COMMITMENTS HAVE BEEN TERMINATED, IN PROPORTION TO THEIR COMMITMENTS IMMEDIATELY PRIOR TO SUCH TERMINATION) (I) FOR ANY AMOUNTS NOT REIMBURSED BY THE BORROWERS FOR WHICH THE ADMINISTRATIVE AGENT IS ENTITLED TO REIMBURSEMENT BY THE BORROWERS UNDER THE LOAN DOCUMENTS, (II) FOR ANY OTHER EXPENSES INCURRED BY THE ADMINISTRATIVE AGENT ON BEHALF OF THE LENDERS, IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION AND ENFORCEMENT OF THE LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, FOR ANY EXPENSES

INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ANY DISPUTE BETWEEN THE ADMINISTRATIVE AGENT AND ANY LENDER OR BETWEEN TWO OR MORE OF THE LENDERS) AND (III) FOR ANY LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND AND NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THE LOAN DOCUMENTS OR ANY OTHER DOCUMENT DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING, WITHOUT LIMITATION, FOR ANY SUCH AMOUNTS INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN CONNECTION WITH ANY DISPUTE BETWEEN THE ADMINISTRATIVE AGENT AND ANY LENDER OR BETWEEN TWO OR MORE OF THE LENDERS), OR THE ENFORCEMENT OF ANY OF THE TERMS OF THE LOAN DOCUMENTS OR OF ANY SUCH OTHER DOCUMENTS, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY OF THE FOREGOING TO THE EXTENT ANY OF THE FOREGOING IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT.  THE OBLIGATIONS OF THE LENDERS UNDER THIS SECTION 12.8 SHALL SURVIVE PAYMENT OF THE OBLIGATIONS AND TERMINATION OF THIS AGREEMENT.

12.9.        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrowers referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

12.10.      Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Borrower, the Guarantors or any of their respective Subsidiaries in which such Borrower, such Guarantor or such Subsidiary is not restricted hereby from engaging with any other Person.  The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

12.11.      Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrowers and the Guarantors and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

12.12.      Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign.  The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent subject to the approval of the Borrowers, such approval not to be unreasonably withheld; provided that no Borrower shall have the right to approve any successor Administrative Agent appointed during the continuance of any Default.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article XII shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 12.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

12.13.      Administrative Agent and Arranger Fees.  Each Borrower, jointly and severally, agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrowers, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated on or about April 30, 2004, or as otherwise agreed from time to time.

12.14.      Delegation to Affiliates.  The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles XI and XII.

12.15.      Execution of Collateral Documents.  The Lenders hereby empower and authorize the Administrative Agent and the Collateral Agent to execute and deliver to the Borrowers on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

12.16.      Collateral Releases.  The Lenders hereby empower and authorize the Administrative Agent and the Collateral Agent to execute and deliver to the Credit Parties on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document, including releases required pursuant to sales of Collateral permitted under Section 8.14, or which shall otherwise have been approved by the Required Lenders in writing.

ARTICLE XIII

SETOFF; RATABLE PAYMENTS

13.1.        Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Credit Party becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of any Credit Party may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

13.2.        Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIV

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

14.1.        Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Guarantors, the Agents and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrowers and the Guarantors shall not have the right to assign any of their rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 14.3, and (iii) any transfer by Participation must be made in compliance with Section 14.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 14.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 14.3.2.  The parties to this Agreement acknowledge that clause (ii) of this Section 14.1 relates only to absolute assignments and this Section 14.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 14.3.  The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 14.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

14.2.        Participations.

14.2.1.     Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

14.2.2.     Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 10.2 or of any other Loan Document.

14.2.3.     Benefit of Certain Provisions.  The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 13.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 13.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 13.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 13.2 as if each Participant were a Lender.  Each Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrowers, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof, agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

14.3.        Assignments.

14.3.1.  Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Borrowers and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

14.3.2.     Consents.  The consent of the Borrowers shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund; provided that the consent of the Borrowers shall not be required if a Default has occurred and is continuing.  The consent of the Administrative Agent and the LC Issuer shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund.  Any consent required under this Section 14.3.2 shall not be unreasonably withheld or delayed.

14.3.3.     Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 14.3.1 and 14.3.2, and (ii) payment of a $3,500 fee by the assigning Lender or Purchaser to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Administrative Agent.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 14.3.3, the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

14.3.4.     Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

14.4.        Dissemination of Information.  The Borrowers authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrowers and their Subsidiaries, including without limitation any information contained in any Report; provided that each Transferee and prospective Transferee agrees to be bound by Section 11.11 of this Agreement.

ARTICLE XV

NOTICES

15.1.        Notices.  Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrowers, to the Borrower Representative, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of the Guarantors, at its address or facsimile number set forth on the signature pages hereof, (c) in the case of the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (d) in the case of any Lender, at its address or facsimile number set forth on Annex A attached hereto, or (e) in the case of any other party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrowers in accordance with the provisions of this Section 15.1.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

15.2.        Change of Address.  The Borrower Representative, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XVI

COUNTERPARTS

16.1.        Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall be effective when it has been executed by the Borrowers, the Guarantors, the Administrative Agent, the LC Issuer and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XVII

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

17.1.        CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS) OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

17.2.        CONSENT TO JURISDICTION.  EACH BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN DALLAS, TEXAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING AN EXPRESS CONSENT TO ANOTHER JURISDICTION) AND EACH BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER OR ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY BORROWER OR ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN DALLAS, TEXAS.

17.3.        WAIVER OF JURY TRIAL.  EACH BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVIII

AMENDMENT AND RESTATEMENT

Effective upon the satisfaction of each of the conditions set forth in Section 5.1, this Agreement shall supersede in its entirety the Original Credit Agreement; provided, however, that all loans, letters of credit, and other indebtedness, obligations and liabilities outstanding under the Original Credit Agreement on such date shall continue to constitute Loans, Facility LCs and other indebtedness, obligations and liabilities under this Agreement and the execution and delivery of this Agreement or any of the Loan Documents hereunder shall not constitute a novation, refinancing or any other fundamental change in the relationship among the parties and the Loans, Facility LCs, and other indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Original Credit Agreements immediately prior to the date hereof, shall constitute the same loans, letters of credit, and other indebtedness, obligations and liabilities as outstanding under the Original Credit Agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWERS:

CLAYTON WILLIAMS ENERGY, INC.

By:	/s/
Mel G. Riggs, Senior Vice President

CWEI-SWR, INC.

By:	/s/
Mel G. Riggs, Vice President and Treasurer

Borrower Representative:
Clayton Williams Energy, Inc.
Six Desta Drive, Suite 6500
Midland, Texas 79705
Attention: Mel G. Riggs
Telephone: (915) 688-3431
Facsimile: (915) 688-3247

GUARANTORS:

WARRIOR GAS CO.

By:	/s/
Mel G. Riggs, Senior Vice President

CWEI ACQUISITIONS, INC.

By:	/s/
Mel G. Riggs, Vice President

ROMERE PASS ACQUISITION L.L.C.

By:	/s/
Mel G. Riggs, Vice President and Treasurer

CWEI ROMERE PASS ACQUISITION CORP.

By:	/s/
Mel G. Riggs, Vice President and Treasurer

c/o Clayton Williams Energy, Inc.
Six Desta Drive, Suite 6500
Midland, Texas 79705
Attention: Mel G. Riggs
Telephone: (915) 688-3431
Facsimile: (915) 688-3247

BANK ONE, NA,
Individually and as the Administrative Agent

By:	/s/
Name:	Wm. Mark Cranmer
Title:	Managing Director

Bank One, NA
Mail Code IL1-0634
1 Bank One Plaza
Chicago, Illinois 60670-0634
Attention:	Jim Moore
Telephone: (312) 385-7057
Facsimile: (312) 732-4840

with a copy to:
Bank One, NA
1717 Main Street
Fourth Floor
Dallas, Texas 75201
Attention:	Wm. Mark Cranmer, Director
Capital Markets
Telephone: (214) 290-2212
Facsimile: (214) 290-2332

UNION BANK OF CALIFORNIA, N.A.,
a national banking association
as a Lender and as the Syndication Agent

By:	/s/
Name:	Kimberly Coil
Title:	Assistant Vice President

By:	/s/
Name:	Randall Osterberg
Title:	Senior Vice President

BANK OF SCOTLAND
as a Lender and as the Co-Agent

By:	/s/
Name:	Karen Workman
Title:	Assistant Vice President

ANNEX A

COMMITMENT PERCENTAGES

LENDER		COMMITMENT

Bank One, NA		$133,333,333.32
1 Bank One Plaza
Mail Code IL1-0634
Chicago, Illinois 60670-0634
Attention:	Jim Moore
Telephone:	312.385.7057
Facsimile:	312.385.7096

Union Bank of California, N.A.		$83,333,333.34
500 North Akard Street, Suite 4200
Dallas, Texas 75201
Attention: John Clark
Telephone: 214.922.4203
Facsimile: 214.922.4209

Bank of Scotland		$83,333,333.34
565 Fifth Avenue
New York, New York
Attention: Ms. Shirley Vargas
Telephone: (212) 450-0875
Facsimile: (212) 479-2807

PRICING SCHEDULE
APPLICABLE MARGIN

Borrowing Base Usage	Applicable Margin for Floating Rate Loans	Applicable Margin for Eurodollar Loans	Applicable Margin for Commitment Fee
Greater than or equal to 90% and less than or equal to 100%	1.00%	2.25%	.50%
Greater than or equal to 75% and less than 90%	.75%	2.00%	.50%
Greater than or equal to 50% and less than 75%	.50%	1.75%	.375%
Less than 50%	.25%	1.50%	.375%

EXHIBIT A-1
FORM OF BORROWER’S COUNSEL OPINION

EXHIBIT A-2
FORM OF COLLATERAL AGENT’S OPINION

EXHIBIT B

COMPLIANCE CERTIFICATE

To:          The Lenders parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of [                               ], 2004 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Clayton Williams Energy, Inc., a Delaware corporation and CWEI-SWR, Inc., a Delaware corporation (collectively, the “Borrowers” and each a “Borrower”), Warrior Gas Co., a Texas corporation, CWEI Acquisitions, Inc., a Delaware corporation, Romere Pass Acquisition L.L.C., a Delaware limited liability company and CWEI Romere Pass Acquisition Corp., a Delaware corporation (“Guarantors”) and each a “Guarantor”), the lenders party thereto, the LC Issuer, Bank One, NA, as Administrative Agent for the Lenders, Union Bank of California, N.A., as the Syndication Agent and Bank of Scotland, as the Co-Agent.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.             I am the duly elected                        of CWEI;

2.             I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of CWEI and its Subsidiaries during the accounting period covered by the attached financial statements;

3.             The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.             Schedule I attached hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5.             Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Agreement and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which CWEI and its Subsidiaries have taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this       day of                    ,           .

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                 ,        with
Provisions of 8.22.1 and 8.22.2 of
the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, without limitation and to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]](1)

3.	Borrower(s):

4.	Administrative Agent:	, as the agent under the Credit Agreement.

5.	Credit Agreement:

The $300,000,000 Amended and Restated Credit Agreement dated as of                          among Clayton Williams Energy, Inc. and CWEI-SWR, Inc. (“Borrowers”), Warrior Gas Co., CWEI Acquisition Corp., Romere Pass Acquisition L.L.C. and CWEI Romere Pass Acquisition Corp. (“Guarantors”), the Lenders party thereto, Bank One, NA, as the Administrative Agent, and the other agents party thereto.

(1) Select as applicable.

6.             Assigned Interest:

Facility Assigned		Aggregate Amount of Loans for all Lenders*	Amount of Loans Assigned*	Percentage Assigned of Commitment/Outstanding Credit Exposure(2)
	(3)	$	$		%
		$	$		%
		$	$		%

7.             Trade Date:                                                                (4)

Effective Date:                                 , 20      [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](5) Accepted:

BANK ONE, NA,
as the Administrative Agent

By:
Title:

CLAYTON WILLIAMS ENERGY, INC.

By:
Mel G. Riggs, Senior Vice President-Finance

CWEI-SWR, INC.

By:
Name:
Title:

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3) Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment,”, etc.)

(4) Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

(5) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

ANNEX I
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Guarantors, the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Guarantors, the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of any Borrower, or any Guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)
(For Forms after Primary Syndication call Jim Bartz at 312-732-1242)

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)
(For Forms after Primary Syndication call Jim Bartz at 312-732-1242)

EXHIBIT D

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To Bank One, NA,
as the Administrative Agent (the “Administrative Agent”) under the Credit Agreement
Described Below.

Re:          Amended and Restated Credit Agreement, dated as of May 21, 2004 (as the same may be amended or modified, the “Credit Agreement”), among Clayton Williams Energy, Inc. and CWEI-SWR, Inc. (the “Borrowers”), Warrior Gas Co., CWEI Acquisitions, Inc., Romere Pass Acquisition L.L.C. and CWEI Romere Pass Acquisition Corp. (“Guarantors”), the Lenders named therein, the LC Issuer, Bank One, NA, as the Administrative Agent, Union Bank of California, N.A., as the Syndication Agent and Bank of Scotland, as the Co-Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Administrative Agent is specifically authorized and directed to act upon the following money transfer instructions with respect to the proceeds of the initial Advance.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

EXHIBIT E

NOTE

[Date]

Each of Clayton Williams Energy, Inc., a Delaware corporation and CWEI-SWR, Inc., a Delaware corporation (collectively, the “Borrowers”), jointly and severally, promise to pay to the order of                                                        (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrowers pursuant to Article II of the Agreement (as hereinafter defined), in immediately available U.S. Dollars at the main office of Bank One, NA, in Chicago, Illinois, as the Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrowers shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date and shall make such mandatory payments as are required to be made under the terms of Article II of the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of May 21, 2004 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrowers, certain guarantors a party thereto, the lenders party thereto, including the Lender, the LC Issuer and Bank One, NA, as the Administrative Agent, Union Bank of California, N.A., as the Syndication Agent, and Bank of Scotland, as the Co-Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  This Note is secured pursuant to the Collateral Documents and is guaranteed pursuant to the Guaranty as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

CLAYTON WILLIAMS ENERGY, INC.

By:
Print Name:
Title:

CWEI-SWR, INC.

By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF                   ,
DATED              ,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT F

CERTIFICATE OF EFFECTIVENESS

This Certificate of Effectiveness (this “Certificate”) is executed as of the [        ] day of May, 2004, by and between Clayton Williams Energy, Inc., a Delaware corporation and CWEI-SWR, Inc., a Delaware corporation, (collectively, the “Borrowers”), Warrior Gas Co., a Texas corporation, CWEI Acquisitions, Inc., a Delaware corporation, Romere Pass Acquisition L.L.C., a Delaware limited liability company and CWEI Romere Pass Acquisition Corp., a Delaware corporation (collectively, the “Guarantors”), the LC Issuer, Union Bank of California, N.A., as the Syndication Agent and Bank of Scotland, as the Co-Agent, and Bank One, NA, with its main office in Chicago, Illinois, as the Administrative Agent (“Administrative Agent”) for the Lenders under and as defined in that certain Credit Agreement (the “Agreement”) dated as of [                 ], 2004 by and among the Borrowers, Guarantors, the Administrative Agent and the Lenders named therein.  This Certificate is executed pursuant to Section 5.2 of the Agreement and is the “Certificate of Effectiveness” therein referenced.  Unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Agreement.  The Borrowers and the Administrative Agent on behalf of itself and the Lenders hereby acknowledge and agree as follows:

1.             The Borrowers have satisfied each condition precedent to the effectiveness of the Agreement contained in Sections 5.1 and 5.2 of the Agreement.

2.             This Agreement is effective as of the date hereof:

BANK ONE, NA, as the Administrative Agent for the Lenders

By:

Director, Capital Markets

CLAYTON WILLIAMS ENERGY, INC.,
a Delaware corporation

By:
Name:
Title:

CWEI-SWR, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT G

FORM OF PLEDGE AGREEMENTS

EXHIBIT H

FORM OF SWR HEDGE ASSUMPTION AGREEMENT

ASSIGNMENT AGREEMENT

This Assignment Agreement (“Assignment Agreement”) is made as of the 16th day of May, 2004 between:

(1)           SOUTHWEST ROYALTIES, INC. (the “Retiring Counterparty”);

(2)           BANK ONE, NA (CHICAGO, ILLINOIS) (the “New Counterparty”) and

(3)           MACQUARIE BANK LIMITED (“MACQUARIE”)

BACKGROUND:

(A)          MACQUARIE and the Retiring Counterparty entered into certain commodity swap transactions the confirmations for which are included in Schedule 1 hereto (the ‘Transferred Swaps pursuant to an ISDA Master Agreement dated as of September 15, 2003 (as amended, supplemented and otherwise modified and in effect from time to time, the” Existing Master Agreement”).

(B)           MACQUARIE and the New Counterparty entered into an ISDA Master Agreement dated as of August 26, 1992 (as amended, supplemented and otherwise modified and in effect from time to time, the “New Master Agreement’).

(C)           The parties hereto have agreed that with effect from and including the effective date detailed in Schedule 1 hereto (the “Effective Date”) all the rights and obligations of the Retiring Counterparty in respect of the transferred Swaps should be transferred to the New Counterparty on the basis hereinafter described and shall be deemed to be subject to the New Master Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.             Assignment and Assumption

Effective as of the Effective Date, the Retiring Counterparty hereby assigns, transfers and sets over to the New Counterparty all the right, title and interest, powers, privileges and remedies of the Retiring Counterparty under the Transferred Swaps, and the Retiring Counterparty hereby delegates and the New Counterparty hereby assumes all duties, liabilities and obligations of the Retiring Counterparty under the Transferred Swaps. MACQUAIRE and the New Counterparty shall execute confirmations in the form attached as Schedule I hereto setting forth the terms of the assigned transactions between them, subject to the New Master Agreement.

2.             Consent and Release

MACQUARIE hereby consents to the foregoing assignment and delegation. As of the Effective Date Retiring Counterparty and MACQUARIE release one another from all obligations with respect to the Transferred Swaps, provided that such release shall not affect any rights or obligations arising before such Effective Date. Other than obligations arising under the Transferred Swaps prior to the Effective Date the Retiring Counterparty shall not be required to make any payments to MACQUARIE or the New Counterparty in respect of the Transferred Swaps or the assignment contemplated by this Assignment Agreement.

3.             Representations

Each party hereby represents that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (ii) it has the power to execute and deliver this Assignment Agreement and to perform its obligations under this Assignment Agreement and has taken all necessary action to authorize such execution and delivery and performance of such obligations, (iii) its execution and delivery of this Assignment Agreement does not violate or conflict with any law, rule or regulation applicable to it, any provision of its charter or by-laws (or comparable constituent documents), any order or judgment of any court or other agency of government applicable to it or any of its assets, (iv) all authorizations of and exemptions, actions or approvals by, and all notices to or filings with any governmental or other authority that are required to have been obtained or made by the party at any time this representation is made with respect to this Assignment Agreement have been obtained or made and are in full force and effect and all conditions of any such authorizations, exemptions, actions or approvals have been complied with, and (v) this Assignment Agreement constitutes the party’s legal, valid and binding obligation, enforceable against the party in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law). The Retiring Counterparty and MACQUARIE each represent that no event or condition has occurred that constitutes or would with the giving of notice or the passage of time or both constitute) an Event of Default (as such term is defined in the 1992 ISDA Master Agreement (Multicurrency Cross Border) (the “ISDA Master Agreement”)) or, to the party’s knowledge, a Termination Event (as such term is defined in the ISDA Master Agreement), with respect to the party, and no such event would occur as a result of the party’s entering into or performing its obligations under this Assignment Agreement.

4.             Governing Law

This Assignment Agreement shall be governed by and construed in accordance, with the laws of the State of New York without reference to choice of law doctrine.

5.             Counterparts

This Assignment Agreement may be executed in any number of counterparts, each of which will be deemed an original.

IN WITNESS WHEREOF the parties have executed this Assignment Agreement with effect from the Effective Date.

SOUTHWEST ROYALTIES, INC.

By:
Name:
Title:

BANK ONE, NA (CHICAGO, ILLINOIS)

By:
Name:
Title:

MACQUAIRE BANK LIMITED

By:
Name:
Title:

SCHEDULE I

EFFECTIVE DATE  -  MAY 21, 2004

TRANSFERRED COMMODITY SWAPS - SEE ATTACHED CONFIRMATIONS
REFS# - HH_0501701/2 AND HH_0501703/4

EXHIBIT I

FORM OF GUARANTY

EXHIBIT J

FORM OF JOINDER AGREEMENT

SCHEDULE  1.1(a)

EXISTING LETTERS OF CREDIT

Irrevocable Standby Letter of Credit No. 3065235384, dated January 8, 2004, issued by Union Bank of California, N.A. for the benefit of Oneok Energy Marketing and Trading Company in the amount of $40,000.

SCHEDULE 1.1(b)

SWR RATE MANAGEMENT TRANSACTIONS

ISDA Master Agreement dated September 15, 2003, by and between Macquarie Americas Corp. and Southwest Royalties, Inc.

Energy Option Transaction between Southwest Royalties, Inc. and Macquarie Americas Corp., Deal Reference No. HH_0501701/2, trade date – September 16, 2003.

Energy Option Transaction between Southwest Royalties, Inc. and Macquarie Americas Corp., Deal Reference No. HH_0501703/4, trade date – September 16, 2003.

SCHEDULE 1.1(c)

SWR INTEREST RATE AGREEMENTS

ISDA Master Agreement dated as of August 22, 2003 between Union Bank of California, N.A. and Southwest Royalties, Inc.

First Amendment to ISDA Master Agreement dated as of February 17, 2004 between Union Bank of California, N.A. and Southwest Royalties.

Five Swap Transaction Confirmations between Union Bank of California, N.A. and the Company:

•              For the period November 1, 2003 through November 1, 2004, principal - $65 million, rate 1.680%

•              For the period November 1, 2004 through November 1, 2005, principal - $60 million, rate 2.970%

•              For the period November 1, 2005 through November 1, 2006, principal - $55 million, rate 4.290%

•              For the period November 1, 2006 through November 1, 2007, principal - $60 million, rate 5.190%

•              For the period November 1, 2007 through November 1, 2008, principal - $45 million, rate 5.730%

SCHEDULE 1.1(d)

PERMITTED LIENS

None.

SCHEDULE 6.8

SUBSIDIARIES

CWEI has the following corporate or limited liability company subsidiaries:

SUBSIDIARY	JURISDICTION	OWNED BY	PERCENT OWNERSHIP

Warrior Gas Company	Texas	Clayton Williams Energy, Inc.	100%
Clajon Industrial Gas, Inc.	Texas	Warrior Gas Company	100%
Clayton Williams Trading Company	Texas	Clayton Williams Energy, Inc.	100%
Clayton Williams Venezuela, Inc.	Delaware	Clayton Williams Energy, Inc.	100%
CWEI Acquisitions, Inc.	Delaware	Clayton Williams Energy, Inc.	100%
Clayton Williams Pipeline, Inc.	Texas	Clayton Williams Energy, Inc.	100%
CWEI Romere Pass Acquisition Inc.	Delaware	Clayton Williams Energy, Inc.	100%
Romere Pass Acquisition L.L.C.	Delaware	CWEI Romere Pass Acquisition Corp.	100%
Warrior Mississippi Corp.	Delaware	Clayton Williams Energy, Inc.	100%
Southwest Royalties, Inc.	Delaware	Clayton Williams Energy, Inc.	100%
Blue Heel Company	Delaware	Southwest Royalties, Inc.	100%
Southwest Consolidated Partnerships, Inc.	Delaware	Southwest Royalties, Inc.	100%
Southwest Managed Assets, Inc.	Delaware	Southwest Royalties, Inc.	100%
SWR Property Company	Delaware	Southwest Royalties, Inc.	100%
Tex-Hal Partners, Inc.	Delaware	Clayton Williams Energy, Inc.	100%

SCHEDULE 6.13

OWNERSHIP OF PROPERTIES

None.

SCHEDULE 8.11

INDEBTEDNESS

None.

SCHEDULE 8.15(vi)

RELATED PARTNERSHIPS

INVESTMENT IN	FORMATION	GENERAL PARTNER%	LIMITED PARTNER%(a)

Southwest Royalties, Inc. Income Fund V, L.P.	Tennessee	10.00%	34.99%
Southwest Royalties, Inc. Income Fund VI, L.P.	Tennessee	10.00%	32.09%
Southwest Oil & Gas Income Fund VII-A, L.P.	Delaware	10.00%	28.24%
Southwest Royalties Institutional Income Fund VII-B, L.P.	Delaware	10.00%	26.78%
Southwest Oil & Gas Income Fund VIII-A, L.P.	Delaware	10.00%	22.95%
Southwest Royalties Institutional Income Fund VIII-B, L.P.	Delaware	10.00%	19.83%
Southwest Oil & Gas Income Fund IX-A, L.P.	Delaware	9.00%	4.34%
Southwest Royalties Institutional Income Fund IX-B, L.P.	Delaware	9.00%	3.86%
Southwest Oil & Gas Income Fund X-A, L.P.	Delaware	9.00%	1.80%
Southwest Royalties Institutional Income Fund X-A, L.P.	Delaware	9.00%	3.13%
Southwest Oil & Gas Income Fund X-B, L.P.	Delaware	9.00%	2.39%
Southwest Royalties Institutional Income Fund X-B, L.P.	Delaware	9.00%	8.89%
Southwest Oil & Gas Income Fund X-C, L.P.	Delaware	9.00%	3.42%
Southwest Royalties Institutional Income Fund X-C, L.P.	Delaware	9.00%	3.20%
Southwest Developmental Drilling Fund 91-A, L.P.	Delaware	11.00%	5.60%
Southwest Developmental Drilling Fund 92-A, L.P.	Delaware	11.00%	0.95%
Southwest Partners, L.P.	Delaware	15.00%	4.40%
Southwest Combination Income/Drilling Program 1988, L.P.	Delaware	14.00%	3.92%
Southwest Developmental Drilling Fund 1990, L.P.	Delaware	15.00%	2.45%
Southwest Developmental Drilling Fund 1993, L.P.	Delaware	11.00%	0.13%
Southwest Developmental Drilling Fund 1994, L.P.	Delaware	11.00%	0.00%
H.H. Wommack Income Fund 1983-I, L.P.	Tennessee	9.00%	15.15%
Southwest Royalties, Inc. Income Fund 1983-I, L.P.	Tennessee	9.00%	25.94%
Southwest Royalties, Inc. Income Fund 1984-I, L.P.	Tennessee	9.00%	22.20%
Southwest Combination Income/Drilling Program 1987-I, L.P.	Delaware	14.00%	3.60%
Southwest Royalties, Inc. Income Fund 1985-I, L.P.	Tennessee	9.00%	9.20%
Southwest Oil & Gas Income Fund XI-A, L.P.	Delaware	9.00%	1.28%
Southwest Royalties Inc. Institutional Income Fund XI-A, L.P.	Delaware	9.00%	8.37%
Southwest Royalties Inc. Institutional Income Fund XI-B, L.P.	Delaware	9.00%	0.37%

(a)  LP interest shown in SWR’s share of total partnership capital held through its ownership of limited partnership units.

SCHEDULE 8.24

TITLE CURATIVE REQUIREMENTS

1.     Clayton Williams/Driscoll-Duwell Unit No. 1

Duval County, Texas

Comments:            Title Materials credit working interest in unit Lease No. 1 to Clayton Williams Energy, Inc., Winn Exploration Co., Inc. and LMP Petroleum, Inc. and in unit Lease No. 2 to Clayton Williams Energy, Inc. and Winn Exploration Co., Inc.  Clayton Williams Energy, Inc. claims 100% of the unit working interest.

Requirement:         Furnish copies of recorded assignments of unit working interest of Winn Exploration Co., Inc. and LMP Petroleum, Inc. to Clayton Williams Energy, Inc.

2.     Cotropia Gas Unit No. 1

Robertson County, Texas

Comments:            Requirements below reference Division Order Title Opinion dated May 27, 2003 from Cox & Smith, San Antonio, Texas, covering the Cotropia Gas Unit No. 1, 640.0 acres, G.A. Nixon Survey, A-31, Robertson County, Texas, certified to January 31, 2003 at 5:00 p.m.

Requirement:         Furnish materials in satisfaction of Requirement 22.

Requirement:         Furnish materials in satisfaction of Requirement 27.

3.     Pabst Unit

Robertson County, Texas

Comment:              Various title opinions by Lanier Yeates and Jim Burgin & Associates credit UPR with 100% working interest in each unit tract.  Clayton Williams Energy, Inc. claims 50% working interest.

Requirement:         Furnish copy of recorded assignment from UPR to Clayton Williams Energy, Inc. covering undivided 50% working interest in Pabst Unit tracts.

4.     Phillips 17 Lease & Phillips 19 Lease

Eddy County, New Mexico

Comment:              Requirement references DOTO from Lynch, Chappell & Allsup (11/28/00).

Requirement:         Satisfy Requirement B regarding recorded assignment from Phillips Petroleum Company to Clayton Williams Energy, Inc.

5.     Broughton-Perrone No. 1 Unit

Robertson County, Texas

Comment:              Requirement references DOTO from Stubbeman, McRae (8/20/98).

Requirement:         Satisfy Requirement No. 33 regarding copy of recorded assignment from UPR to Clayton Williams Energy, Inc.

6.     C.A. Encalade #1, 0-6 RB SUA

Plaquemines Parish, Louisiana

Requirement:         Furnish copy of final approved Unit Plat and copy of unit Division Order Title Opinion.